Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE GROWHUB LIMITED

ENCHEM CO., LTD

and

ENCHEM AMERICA, INC.

Dated as of July 14, 2026

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4.20	Title to Assets	21
4.21	Employee Matters	22
4.22	Employee Benefits	22
4.23	Environmental Matters	23
4.24	Transactions with Related Persons	23
4.25	Insurance	24
4.26	Top Suppliers	24
4.27	Investment Company Act	24
4.28	Brokers’ Fees	24
4.29	Anti-Bribery, Anti-Corruption and Anti-Money Laundering	24
4.30	Sanctions, Import, and Export Controls	25
4.31	No Other Representations	25

Article V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB		26
5.1	Organization of the Company and Merger Sub	26
5.2	Due Authorization	26
5.3	Authorized Share Capital and Other Matters	27
5.4	Subsidiaries	28
5.5	Governmental Consents	28
5.6	No Conflict	28
5.7	Internal Controls; Financial Statements	29
5.8	No Undisclosed Liabilities	30
5.9	Litigation and Proceedings	30
5.10	Tax Matters	31
5.11	Real Property; Personal Property	32
5.12	Intellectual Property	33
5.13	Employees; Employee Benefit Plans	34
5.14	Absence of Changes	34
5.15	Brokers’ Fees	35
5.16	SEC Filings	35
5.17	Investment Company Act; JOBS Act	35
5.18	Indebtedness	35
5.19	Stock Market Quotation	35
5.20	Business Activities	36
5.21	Compliance with Laws; Permits	36
5.22	Material Contracts	37
5.23	Transactions with Related Persons	37
5.24	Anti-Bribery, Anti-Corruption and Anti-Money Laundering; Sanctions	37
5.25	CFIUS Representations	38
5.26	No Other Representations and Warranties	38

Article VI - COVENANTS		39
6.1	Conduct of Business by the Company and Merger Sub Pending the Merger	39
6.2	Conduct of the Target, the Target Shareholder and the Business Pending the Merger	41
6.3	Tax Matters	44
6.4	Preparation of the Company Registration Statement	44
6.5	The Company Shareholders Meeting	45

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6.6	Reasonable Best Efforts	45
6.7	Access to Information	46
6.8	Exclusivity	47
6.9	Public Announcements; Required Information	48
6.10	Control of Other Party’s Business	48
6.11	NASDAQ Listing	48
6.12	Takeover Statutes	49
6.13	Financial Information	49
6.14	Registered Offering	49
6.15	Incorporation of Merger Sub and Execution and Delivery of Joinder to Merger Agreement	49
6.16	Directors’ and Officers’ Insurance	50
6.17	Directors and Officers	51
6.18	Target Shareholder Approvals	51
6.19	Class B Conversion	51
6.20	Disclosure Schedules	52

Article VII – CONDITIONS TO THE MERGER		52
7.1	Conditions to the Obligations of the Target, the Target Shareholder, the Company and Merger Sub to Effect the Merger	52
7.2	Additional Conditions to the Obligations of the Target and the Target Shareholder	53
7.3	Additional Conditions to the Obligations of the Company and Merger Sub	54

ARTICLE VIII– NO SURVIVAL		55
8.1	No Survival	55

ARTICLE IX– TERMINATION		56
9.1	Termination	56
9.2	Effect of Termination	57
9.3	Fees and Expenses	57

Article X MISCELLANEOUS		58
10.1	Governing Law; Jurisdiction	58
10.2	Notices	58
10.3	Headings	60
10.4	Entire Agreement	60
10.5	Amendments and Waivers	60
10.6	Assignment	60
10.7	Third Parties	60
10.8	Specific Performance	61
10.9	Severability	61
10.10	Counterparts	62
10.11	Construction	62
10.12	Disclosure Schedules	63

Article X DEFINITIONS		63
11.1	Definitions	63

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EXHIBITS

Exhibit A	Form of Shareholder Voting Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Company A&R Memorandum and Articles of Association

SCHEDULES

Schedule 11.1	Knowledge Persons

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 14, 2026 by and among (i) The GrowHub Limited, a Cayman Islands exempted company (the “Company”), (ii) EnChem Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Target Shareholder”), and (iii) EnChem America, Inc., a Georgia privately-held corporation and wholly-owned subsidiary of the Target Shareholder (the “Target”). Each of the Company, the Target Shareholder, the Target and Merger Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”) (after Merger Sub’s execution of the Joinder to the Merger Agreement), will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A.	The Target, and its Affiliates, is in the business of researching, developing and manufacturing electrolytes and high functionality additives or rechargeable batteries (the “Business”);

B.	The Company is a NASDAQ-listed business that harnesses the power of blockchain and AI to deliver seamless, end-to-end traceability and carbon management solutions.

C.	Subject to the terms and conditions set forth herein, the Parties desire and intend to effect the Merger upon the terms and conditions set forth in this Agreement whereby Merger Sub will merge with and into the Target, with the Target continuing as the surviving entity (the “Merger”) and becoming a wholly-owned subsidiary of the Company.

D.	The Parties have agreed that the equity value of the Target for purposes of the Merger is a minimum of USD 400,000,000, which agreed valuation is reflected in the Merger Consideration (as defined below) and the post-Closing ownership allocation contemplated by this Agreement;

E.	The boards of directors of the Target and the Company have each (i) determined that the Merger and other transactions contemplated hereby are fair, advisable and in the best interests of their respective companies and shareholders, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

F.	Prior to the Effective Time (as defined below), the Company shall, subject to obtaining the requisite Company Shareholder Approval (as defined below), amend and restate its memorandum and articles of association to provide for, among other things, an increase to the authorized share capital of the Company, and approve the Company Reverse Stock Splits (as defined below);

G.	Contemporaneously with the execution of, and as a condition and an inducement to the Target and the Target Shareholder entering into this Agreement, the Company and the majority shareholder of the Company (the “Company Majority Shareholder”) are entering into and delivering a Shareholder Voting Agreement, which is attached hereto as Exhibit A (the “Shareholder Voting Agreement”), pursuant to which, among other things, the Company Majority Shareholder has agreed to vote in favor of the Transactions and to effect the Class B Conversion (as defined below);

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H.	On the Closing Date, and prior to the Effective Time, the Company Majority Shareholder will, pursuant to and in accordance with the Shareholder Voting Agreement, convert all of his Company Class B Ordinary Shares to Company Class A Ordinary Shares, with all the attendant rights and obligations and on a 1:1 basis (the “Class B Conversion”);

I.	The Target Shareholder has, or will prior to Closing, enter into a Lock-Up Agreement with the Company which will contain customary terms and conditions, and such other provisions as mutually agreed between the Company and Target Shareholder(the “Lock-Up Agreement”), which agreement will become effective as of the Closing;

J.	At the Closing, the Company and the Target Shareholder will enter into a Registration Rights Agreement, which will contain customary terms and conditions including providing for customary demand, shelf and piggyback registration rights in respect of the Company Class A Ordinary Shares constituting the Merger Consideration (the “Registration Rights Agreement”);

K.	For U.S. federal income tax purposes, the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

L.	In contemplation of the Transactions, the Company intends to undertake one or more reverse stock splits (the “Company Reverse Stock Splits”); and

M.	Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I

CLOSING

1.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (the “Closing”) shall take place by electronic exchange of documents and signatures on the third (3rd) Business Day after all the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date, time or place as the Company and the Target may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

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1.2 Closing Deliverables; Effective Time.

(a) At the Closing, the Target or the Target Shareholder, will deliver or cause to be delivered, as applicable:

(i) a certificate signed by an authorized officer of the Target, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a), (b), (c), (d) and (e), as they relate to the Target, have been satisfied;

(ii) a certificate signed by an authorized officer of the Target Shareholder, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a), (b), (c) and (e), as they relate to the Target Shareholder, have been satisfied;

(iii) duly executed counterparts to each of the Transaction Documents to be entered into by the Target and the Target Shareholder;

(iv) copies of certified resolutions approved and actions taken by the Target’s directors and the Target Shareholder in connection with the approval of this Agreement and the Transactions;

(v) all other documents, instruments or certificates required to be delivered by the Target and Target Shareholder at or prior to the Closing pursuant to Section 7.3; and

(vi) such other documents or certificates as shall be reasonably determined by the Company and its legal counsel to be required in order to consummate the Transactions.

(b) At the Closing, the Company will deliver or cause to be delivered:

(i) to the Target, a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.1(d) and Section 7.2(a), (b), (c) and (e) have been satisfied;

(ii) to the Target, the Transaction Documents to be entered into by the Company, duly executed by the Company;

(iii) to the Target Shareholder, the Registration Rights Agreement, duly executed by the Company;

(iv) to the Target, the written resignation letters of all of the directors and officers of the Company, effective as of the Effective Time;

(v) to the Target Shareholder, evidence of the delivery of duly executed irrevocable instructions to the Company’s transfer agent directing the issuance, effective as of the Effective Time, of the Company Class A Ordinary Shares constituting the Merger Consideration to the Target Shareholder in book-entry form;

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(vi) to the Target, copies of certified resolutions and actions taken by the Company’s and Merger Sub’s board of directors and shareholders in connection with the approval of this Agreement and the Transactions;

(vii) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 7.2; and

(viii) such other documents or certificates as shall be reasonably determined by the Target and its legal counsel to be required in order to consummate the Transactions.

(c) On the Closing Date, Target and Merger Sub shall file a certificate of merger relating to the Merger with the Secretary of State of the State of Georgia in accordance with the relevant provisions of the Georgia Business Corporation Code (the “GBCC”) and shall make all other filings or recordings required under the GBCC as set forth in Section 2.1 below.

(d) On the Closing Date, the Class B Conversion shall be effected.

Article II

THE MERGER

2.1 The Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, and in accordance with the applicable provisions of the GBCC, Merger Sub shall merge with and into the Target. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Target shall continue as the surviving company in the Merger (the “Surviving Target”) and become a wholly-owned subsidiary of the Company. At the Closing, the Target and Merger Sub shall execute a plan of merger (and any other documents required by the GBCC) (the “Certificate of Merger”) in form and substance acceptable to the Parties, a form of which is attached hereto as Exhibit B and the Parties shall cause the Merger to be consummated by registering the Certificate of Merger with the Secretary of State of the State of Georgia in accordance with the provisions of the GBCC. The Merger shall become effective on the date that the Certificate of Merger is registered by the Secretary of State of the State of Georgia in accordance with the GBCC or such later time as specified in the Certificate of Merger (the “Effective Time”). References herein to “the Target” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Target.

2.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property of every description including causes of action, rights, and the business, undertaking, goodwill, benefits, immunities, privileges, powers and franchises of the Target and Merger Sub shall vest in the Surviving Target, and all the Contracts, Liabilities, duties and obligations of the Target and Merger Sub shall become the Contracts, Liabilities, duties and obligations of the Surviving Target, and the Surviving Target shall execute any agreements and shall take such further actions, as any Party may reasonably request to confirm that the Surviving Target shall observe and discharge all covenants, duties and obligations of the Target and Merger Sub set forth in this Agreement to be performed after the Effective Time.

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2.3 Surviving Target Governance Matters.

(a) At the Effective Time, and without any further action on the part of the Target or Merger Sub, the memorandum and articles of association of Target shall become the memorandum and articles of association of the Surviving Target until thereafter amended or restated in accordance with its terms and as provided by Law.

(b) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the directors of the Target as of immediately prior to the Effective Time shall be directors of the Surviving Target. The officers of the Target as of immediately prior to the Effective Time shall be the officers of the Surviving Target.

2.4 Tax Treatment of the Merger. For U.S. federal income tax purposes, each of the Parties intend that the Merger, constitute an integrated transaction described in Section 351 of the Code and will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of the Company, Merger Sub and the Target is a party under Section 368(b) of the Code (the “Intended Tax Treatment”). The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a taxing Governmental Authority. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify for the Intended Tax Treatment.

2.5 Exemption from Registration; Rule 144.

The Parties intend that the Company Class A Ordinary Shares will be issued and transferred in transactions exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, and will be “restricted securities” within the meaning of Rule 144 under the Securities Act, and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and if requested, the holder of such securities delivers an opinion of counsel to the Company, which counsel and opinion are satisfactory to the Company, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates representing such shares will bear an appropriate legend restriction on the books of the Transfer Agent to that effect.

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2.6 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Target with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Target, the officers and directors of Merger Sub and the Target are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.7 Merger Consideration; Effect of the Merger on Securities of the Target and Merger Sub

(a) Conversion of Target Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of securities of Merger Sub or the Target, the shares of Target Common Stock issued and outstanding immediately prior to the Effective Time (not including, for the avoidance of doubt, treasury shares) shall be canceled in exchange for the right to receive the Merger Consideration as is specified in this Agreement. Each outstanding share of Target Common Stock, when converted in accordance with this Section 2.7(a), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any Company Reverse Stock Splits, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Company Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares occurring or having a record date on or after the date hereof and prior to the Effective Time.

(b) Delivery of Merger Consideration. After the Effective Time, the Company shall issue to the Target Shareholder the Merger Consideration and deliver or cause to be delivered certificates (which, for all purposes in this Agreement, may be in book entry form) representing such Merger Consideration. The Company shall issue the Merger Consideration within three (3) Business Days of the Effective Time.

(c) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

(d) Share Capital of Merger Sub. Each Merger Sub Share that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of common stock of the Surviving Target (and such ordinary shares of the Surviving Target into which the Merger Sub Shares are so converted shall constitute the only issued and outstanding share capital of the Surviving Target that is issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of Merger Sub Shares will, as of the Effective Time, evidence ownership of such share(s) of such ordinary share of the Surviving Target.

(e) Shares Issued Upon Cancellation of Target Common Stock. All securities issued upon the surrender and cancellation of Target Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

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2.8 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Target, the Company and their respective Affiliates shall be entitled to deduct and withhold from any payments payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. If any deduction or withholding is so required in connection with any such payments, such Party shall cause the applicable withholding agent to provide written notice to the Party in respect of which such deduction and withholding is to be made of the amounts to be deducted and withheld as soon as reasonably practicable (and shall use commercially reasonable efforts to do so at least five (5) days prior to such payment). Each Party shall use reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority in accordance with applicable Law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction and withholding was made.

2.9 No Appraisal. The Target and Merger Sub have no appraisal rights in connection with the Merger and expressly waive any appraisal rights they may have under applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE TARGET SHAREHOLDER

As an inducement to the Company and Merger Sub to enter into this Agreement, except as otherwise disclosed or identified in the Target Shareholder Disclosure Schedule, the Target Shareholder hereby represents and warrants to the other Parties the following:

3.1 Organization of the Target Shareholder. The Target Shareholder has been duly incorporated and is validly existing and in good standing as a joint stock corporation organized under the laws of the Republic of Korea. The Target Shareholder has all requisite power and authority to own, lease and operate its properties and assets in the manner in which such assets and properties are now owned, leased and operated and to conduct its business as it is now being conducted. The Target Shareholder has made available to the Company true and complete copies of the Governing Documents of the Target Shareholder as in effect on the date hereof. The Target Shareholder is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the properties and assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable).

3.2 Due Authorization. The Target Shareholder has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by the Target Shareholder of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the Transactions have been duly authorized by all necessary and proper action on its part, and no other action on the part of the Target Shareholder is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time or consummate the Transactions. Each of this Agreement and the Transaction Documents to which the Target Shareholder is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that this Agreement or such other applicable Transaction Documents to which each Company and Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Company and Merger Sub (as applicable)), constitutes or will when executed and delivered constitute the legal, valid and binding obligation of the Target Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding at law or in equity) (collectively, the “Remedies Exception”).

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3.3 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by the Target Shareholder in connection with the execution or delivery by the Target Shareholder of this Agreement or the Transaction Documents to which it is or will be a party or the consummation by the Target Shareholder of the Transactions, except for or in compliance with (a) any Antitrust Laws; (b) the filing of the Certificate of Merger a with the Secretary of State of the State of Georgia pursuant to the GBCC; (c) the rules and regulations of NASDAQ; (d) any applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (e) Consents set forth on the Schedule 3.3; and (f) any Consents the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Target Shareholder.

3.4 No Conflict. Subject to the receipt of the Consents set forth in Section 3.3, the execution and delivery by the Target Shareholder of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by the Target Shareholder of the Transactions do not and will not as of the Closing Date, (a) violate any provision of, or result in a conflict with or the breach of, any Law applicable to the Target Shareholder or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or give to others any rights of amendment, suspension, revocation of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, suspend, revoke, or cancel any Contract to which the Target Shareholder is a party or by which its assets or properties are bound, or result in the creation of any Lien on any assets or properties of the Target Shareholder; or (c) breach or violate any provision of the Governing Documents of the Target Shareholder, except, in the case of each of clauses (a) and (b), to the extent that such conflicts, breaches, defaults or other matters would not (i) materially and adversely affect the ability of the Target Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents or (ii) materially and adversely affect the ability of the Target Shareholder to conduct the Business.

3.5 Litigation and Proceedings. Except as set for in Schedule 3.5, there are no Actions pending or, to the Knowledge of the Target Shareholder, threatened, by or against the Target Shareholder or any of its Subsidiaries. Neither the Target Shareholder nor any of its Subsidiaries is subject to any Order nor, to the Knowledge of the Target Shareholder, are there any such Orders threatened to be imposed by any Governmental Authority that, in each case, would reasonably be expected to result, individually or in the aggregate, in a material and adverse effect.

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3.6 Brokers’ Fees. No broker, investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement, including for which the Company or any of its Subsidiaries, including Merger Sub or the Surviving Target, would be liable, based on arrangements made on behalf of the Target Shareholder or any of its Affiliates.

3.7 No Other Representations

(a) Except for the representations and warranties expressly made by the Target Shareholder in Article III and Article IV (as modified by the Target Shareholder Disclosure Schedule and the Target Disclosure Schedules) or as expressly set forth in a Transaction Document, neither the Target Shareholder nor any other Person on their behalf except the Target makes any express representation or warranty with respect to any of the Target Group, the Target Common Stock, the Business, or the Transactions contemplated by this Agreement or any of the other Transaction Documents, and the Target Shareholder hereby expressly disclaims any other representations or warranties. Except for the representations and warranties expressly made by the Target Shareholder in this Article III (as modified by the Target Shareholder Disclosure Schedules) or in a Transaction Document, the Target Shareholder hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the Target Shareholder, with the exception of the Target), including any representations or warranties regarding the probable success or profitability of the Business.

(b) The Target Shareholder acknowledges that it is not relying on, and that the Company, the Merger Sub and their Affiliates have not made, any representation or warranty except as specifically set forth in Article V (as modified by the Company Disclosure Schedules).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE TARGET

As an inducement to the Company and Merger Sub to enter into this Agreement, except as otherwise disclosed or identified in the Target Disclosure Schedule, the Target hereby represents and warrants to the other Parties the following:

4.1 Organization of the Target. The Target is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Georgia, and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed. The Target and its Subsidiaries (collectively, the “Target Group”) have all requisite corporate power and authority necessary and required to own and operate the Target Group Assets and to carry on the Business as presently conducted. Each member of the Target Group is duly licensed or qualified to do business and is in good standing (or equivalent status as applicable) in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where failure to be so licensed or qualified and in good standing would not reasonably be expected to have a Target Material Adverse Effect. Schedule 4.1 lists all jurisdictions in which the Target Group is qualified to conduct business.

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4.2 Due Authorization. The Target has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or shall be a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions contemplated hereby and thereby. This Agreement and all Transaction Agreements to which the Target is or shall be a party and the consummation of the Transactions have been duly authorized by all necessary and proper action on the part of the Target, subject to the Target Shareholder Approval in accordance with the Governing Documents of the Target. Each of this Agreement and the Transaction Documents to which the Target is or shall be a party has been or will be duly and validly executed and delivered by it and (assuming that this Agreement or such other applicable Transaction Documents to which each of the Company and Merger Sub is or will be a party constitutes a legal, valid and binding obligation of each of the other parties hereto or thereto), constitutes or shall when executed and delivered constitute the legal, valid and binding obligation of the Target, enforceable against it in accordance with its terms, subject to the Remedies Exception).

4.3 Capitalization.

(a) The authorized share capital of the Target is 20,000,000 shares of Common Stock with a par value of $10.00 per share. All of the issued and outstanding Target Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. The only Target Common Stock that will be issued and outstanding immediately after the Closing will be the Target Common Stock owned by Company. Except for the Target Common Stock, no other class in the share capital of the Target is or ever has been authorized or issued or outstanding.

(b) Except as set forth on Schedule 4.3(b), there are no: (a) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Target; (b) to the knowledge of the Target, agreements with respect to any of the Target Common Stock, including any voting trust, other voting agreement or proxy with respect thereto; or (c) disputes, controversies, demands or claims as to any Target Common Stock.

4.4 Charter Documents. Copies of the Governing Documents of the Target and each Target Group member have heretofore been made available to the Company, and such copies are true and complete copies of such Governing Documents in effect on the date hereof. No member of the Target Group has taken any action in violation or derogation of its Governing Documents in any material respect.

4.5 Corporate Records. The stockholder ledger or the equivalent documents of each of the Target Group are complete and accurate. The stockholder ledger or the equivalent documents and minute book records of each of the Target Group relating to all issuances and transfers of stock or shares by the Target Group, and all proceedings of their respective boards of directors, including committees thereof, and stockholders or shareholders of each member of the Target Group since its respective formation date, have been made available to the Company, and are true, correct and complete copies of the original stockholder ledger or the equivalent documents and minute book records of the Target Group.

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4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of the Target, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 4.6, as the case may be, (i) all of the outstanding capital stock, share capital or equity interests of each Subsidiary of the Target are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Target or one of its applicable Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Governing Documents); (ii) there are no Contracts to which the Target or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Target other than the Governing Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Target is a party or which are binding upon any Subsidiary of the Target providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Target; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Target; (v) except as set forth on Schedule 4.6, no Subsidiary of the Target has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 4.6, the Target does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Target or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 4.6, there are no outstanding contractual obligations of the Target or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.7 No Conflict. Subject to the receipt of the Consents set forth in Schedule 4.8, the execution and delivery by the Target of this Agreement and the Transaction Documents to which it will or shall be a party and the consummation and performance by the Target Group of the Transactions do not and will not, (a) violate any provision of, or result in a conflict with or the breach of, any Law or Order binding upon or applicable to the Target Group, or by which any of the Target Group Assets is bound; (b) with or without lapse of time or the giving of notice or both, require a Consent or approval under, conflict with, result in a violation or breach of, or give to others any rights of amendment, suspension, revocation of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, suspend, revoke, or cancel any Contract or Permit to which the Target Group is a party or by which any Target Group Assets are bound, or require any payment or reimbursement or to a loss of any benefit relating to the Business to which the Target Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Target Group or by which any of the Target Common Stock, or any of the Target Group Assets is or may be bound; or, (c) contravene or conflict with the Governing Documents of the Target Group; or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Target Group Assets, except, in the case of each of clauses (a), (b) and (d), to the extent that such conflicts, breaches, defaults, Liens or other matters would not (i) materially and adversely affect the ability of the Target Group to carry out their obligations under, and to consummate and perform the transactions contemplated by, this Agreement and the Transaction Documents or (ii) reasonably be expected to have a material and adverse effect on the ability of the Target to conduct the Business.

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4.8 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any of the Target Group in connection with the execution or delivery by the Target of this Agreement or the Transaction Documents to which it is or shall be a party or the consummation by the Target of the Transactions, except for or in compliance with (a) any Antitrust Laws; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia pursuant to the GBCC; (c) the rules and regulations of NASDAQ; (d) any applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (e) Consents set forth on Schedule 4.8; and (f) any Consents the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Target Group, taken as a whole.

4.9 Litigation and Proceedings. Except as described on Schedule 4.9, or otherwise would not, individually or in the aggregate, reasonably be expected to be material to the Target Group, taken as a whole, there is: (a) no pending Proceeding or, to the Knowledge of the Target, threatened Proceeding in writing, or to the Knowledge of the Target, any investigation, against any member of the Target Group or any of its properties or assets, or any of the directors, managers or officers of any member of the Target Group with regard to their actions as such; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Authority, no pending or, to the Knowledge of the Target, threatened audit, examination or investigation by any Governmental Authority against any member of the Target Group or any of its properties or assets, or any of the directors, managers or officers of any member of the Target Group with regard to their actions as such and, to the Knowledge of the Target, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending Proceeding, or to the Knowledge of the Target, threatened Proceeding in writing, or to the Knowledge of the Target, investigation by any member of the Target Group against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any member of the Target Group; and (e) no Order imposed or, to the Knowledge of the Target, threatened in writing to be imposed upon any member of the Target Group or any of its respective properties or assets, or any of the directors, managers or officers of any member of the Target Group with regard to their actions as such.

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4.10 Target Financial Statements.

(a) As used herein, the term “Target Financials” means the audited consolidated financial statements of the Target Group, consisting of the consolidated statements of financial position of the Target Group as of December 31, 2023 and December 31, 2024, and the related audited consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended, and the draft unaudited consolidated statements of financial position of the Target Group as of December 31, 2025. The Target Financials have been, and each of the Subsequent Unaudited Financial Statements, when delivered by the Target will have been, (i) prepared from, and in accordance in all material respects, with, the books and records of the Target Group as of the times and for the periods referred to therein, and (ii) prepared in accordance with U.S. GAAP, consistently applied throughout and among the periods involved (except as otherwise indicated in such statements and except that the unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments). The Target Financials, and each of the Subsequent Unaudited Financial Statements, when delivered by the Target will, fairly present in all material respects the consolidated financial position of the Target Group as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Group for the periods indicated (except that the unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments). The Target Financials, and each of the Subsequent Unaudited Financial Statements when included in the Company Registration Statement for filing with the U.S. Securities and Exchange Commission (the “SEC”) following the date of this Agreement, will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC, in each case, as in effect as of the respective dates thereof. No member of the Target Group has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each member of the Target Group maintains accurate books and records reflecting its assets and Liabilities in all material respects and maintains internal accounting controls designed to provide, in all material respects, reasonable assurance that (i) such member of the Target Group does not maintain any off-the-book accounts and that such member of the Target Group Assets are used only in accordance with such member of the Target Group management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of such member of the Target Group and to account for such member of the Target Group Assets. To the Knowledge of the Target, no member of the Target Group has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any member of the Target Group. Since their respective formation dates, no member of the Target Group or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of any member of the Target Group or its internal accounting controls, including any written complaint, allegation, assertion or claim that any member of the Target Group has engaged in questionable accounting or auditing practices.

(c) Except as set forth on Schedule 4.10 (c), as of the date of this Agreement, neither the Target nor, to the Knowledge of the Target, any independent auditor of the Target has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by the Target, or any claim or allegation in writing regarding any of the foregoing. Except as set forth on Schedule 4.10 (c), neither the Target nor, to the Knowledge of the Target, any independent auditor of the Target has identified or been made aware of any fraud, whether or not material, that involves the Target’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target, or any claim or allegation in writing regarding the foregoing.

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4.11 Undisclosed Liabilities. There are no Liabilities of the Target Group of a type required to be reflected or reserved for on a consolidated balance sheet of the Target or in the notes thereto prepared in accordance with U.S. GAAP, except for (a) Liabilities reflected or reserved for in the Target Financials or disclosed in any notes thereto; (b) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of the operations of the Business; (c) Liabilities set forth in Schedule 4.11; or (c) Liabilities that, individually or in the aggregate, are not or would not reasonably be expected to be material to the Target Group, taken as a whole.

4.12 Absence of Changes. Except as set forth on Schedule 4.12 of the Target Disclosure Schedule, since the Balance Sheet Date through the date of this Agreement, (a) the business of the Target and its Subsidiaries was conducted in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been any Target Material Adverse Effect.

4.13 Compliance with Laws.

(a) Except for compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.23) and compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.17), no member of the Target Group is in violation of, or has violated since its respective formation, or has been notified in writing that is under investigation with respect to, or has been threatened in writing to be charged with or given written notice of any violation or alleged violation of, any Law, or Order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, would not have a have a material and adverse effect on the Target Group, taken as a whole, and since its respective formation no member of the Target Group has received any subpoenas by any Governmental Authority.

(b) In connection with its collection, storage, use, processing or disclosure of any information that constitutes Personal Information by or on behalf of any member of the Target Group, each member of the Target Group is and has been in compliance in all material respects with (i) applicable Laws in effect as of the date of this Agreement (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in applicable jurisdictions, (ii) such Target Group member’s privacy policies and public written statements regarding such Target Group member’s privacy or data security practices, and (iii) the requirements of any Contract, codes of conduct or industry standards by which such member of the Target Group is bound. Each member of the Target Group maintains commercially reasonable security measures designed to protect all Personal Information owned, stored, used, processed, maintained, or controlled by or on behalf of such member of the Target Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification or disclosure. To the Knowledge of the Target, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of any member of the Target Group which require or required any member of the Target Group to notify authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of any member of the Target Group’s confidential information or trade secrets.

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4.14 Permits. Each member of the Target Group holds all Permits necessary to lawfully conduct the Business as presently conducted and to own, lease, construct and operate the Target Group Assets (collectively, the “Target Permits”), except for those required under Tax Laws and Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.17 and Section 4.23, respectively) and except for such Permits the absence of which would not reasonably be expected to materially or adversely affect the Target Group, taken as a whole. The Target has made available to the Company true, correct, and complete copies of all Target Permits, all of which are listed on Schedule 4.14. All of the Target Permits are in full force and effect and no suspension or cancellation of any of the Target Permits is pending or, to the Knowledge of the Target, threatened, except as would not reasonably be expected to materially or adversely affect the Target Group, taken as a whole. No member of the Target Group is in violation of the terms of any Target Permit, and no member of the Target Group has received any written notice of any Actions relating to the revocation or modification of any Target Permit, except as would not reasonably be expected to materially or adversely affect the Target Group, taken as a whole.

4.15 Material Contracts.

(a) Schedule 4.15(a) sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xv) below to which any member of the Target Group is a party or by which any member of the Target Group, or any of the Target Group Assets, are bound (each Contract required to be set forth on Schedule 4.15(a), other than a Target Benefit Plan, a “Target Material Contract”) and the Target has delivered to the Company, true, complete and correct copies of each:

(i) contains covenants that materially limit the ability of any member of the Target Group (A) (1) to compete in any line of business, with any Person or in any geographic area, (2) to sell or provide any service or product, or (3) to solicit any Person, other than in respect of customary non-disclosure agreements entered into by any member of the Target Group in the ordinary course of business or (B) to purchase or acquire an Interest in any other Person;

(ii) with any Governmental Authority to which a Target is a party;

(iii) providing for the formation of any joint venture or profit-sharing agreement or arrangement;

(iv) providing for the indemnification by a Target Group member of any Person or the assumption of any Tax, environmental or other Liability of any Person, other than any such Contract for the purchase or sale of goods and services executed in the ordinary course of business;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) by and between members of the Target Group having an outstanding principal amount in excess of $40,000;

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(vi) was entered into during the past three (3) years involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets, including real property, with an aggregate value in excess of $400,000 (other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) in the ordinary course of business consistent with past practice or (C) between the members of the Target Group);

(vii) pursuant to which payments or receipts by any member of the Target Group under such Contract or Contracts exceeded $200,000 in the fiscal year ending 2025, in the aggregate;

(viii) is with any Top Supplier, or Top Customer excluding any non-disclosure agreements, purchaser order forms, sales acknowledgement forms or similar agreements entered into in the ordinary course of business;

(ix) pursuant to which a Target Group member is required to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(x) is between any member of the Target Group and any directors, officers or employees of a Target Group member (including, for the avoidance of doubt, the Key Management) or any Related Person and which are not cancellable without material penalty or without more than sixty (60) days’ notice;

(xi) is a collective bargaining agreement or Contract with any Union to which any member of the Target Group is a party;

(xii) obligates the Target Group to make any capital commitment or expenditure in excess of $200,000 in the aggregate (including pursuant to any joint venture);

(xiii) relates to a settlement entered into within three (3) years prior to the date of this Agreement or under which any member of the Target Group has outstanding obligations (other than customary confidentiality obligations) that would be reasonably likely to involve payments in excess of $200,000 after the date of this Agreement;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any member of the Target Group (the “Target IP Licenses”), other than (A) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $40,000 per year, (B) employee or consultant invention assignment agreements entered into on a Target Group’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from or to suppliers, customers or distributors to any member of the Target Group entered into in the ordinary course of business, or (E) feedback and ordinary course trade name or logo rights that are not material to any member of the Target Group; or

(xv) the termination of which, would be otherwise material to the Target Group and not covered by clauses (i) through (xiv) above.

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(b) No member of the Target Group is in breach of or default under the terms of any Target Material Contract and, to the Knowledge of the Target, no other party to any Target Material Contract is in breach of or default under the terms of any Target Material Contract, and no event has occurred or not occurred through any of the Target Group’s action or inaction or, to the Knowledge of the Target, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Target Material Contract, in each case, except as would not reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Target Group, taken as a whole. Each Target Material Contract (i) is a valid and binding obligation of the member of the Target Group that is party thereto and, to the Knowledge of the Target, of each other party thereto, and (ii) is in full force and effect, subject to the Remedies Exception, in each case, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Target Group, taken as a whole. There are no, and within the last three (3) years there have not been, disputes pending or, to the Knowledge of the Target, threatened in writing with respect to any Target Material Contract, and no member of the Target Group has received any written notice of the intention of any other party to a Target Material Contract to terminate for default, convenience or otherwise any Target Material Contract, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Target Group, taken as a whole.

4.16 Intellectual Property.

(a) Schedule 4.16(a)(i) sets forth: (i) all Patents, Trademarks, Copyrights and Internet Assets and applications in each case for which a member of the Target Group is the owner, applicant or assignee of record as of the date hereof (the “Target Registered IP”), specifying as to each item, as applicable: (A) the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered Trademarks. The Target Group owns, free and clear of all Liens (other than Permitted Liens) any and all Intellectual Property owned, in whole or in party by all members of the Target Group, including the Target Registered IP (the “Target IP”), or has valid and enforceable licenses to all other Intellectual Property that is material to the conduct of the Business as currently conducted. Except as set forth on Schedule 4.17(a)(iii), all Target Registered IP is owned exclusively by the applicable Target Group member without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Target Registered IP.

(b) No Action is pending or, to the Target’s Knowledge, threatened in writing against any member of the Target Group that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Target IP or the Intellectual Property licenses to a member of the Target Group under the Target IP Licenses. To the Knowledge of the Target, no member of the Target Group has received any written notice or claim asserting any infringement, misappropriation, violation, dilution, or unauthorized use of the Intellectual Property of any other Person as a consequence of the business activities of any Target Group member as currently conducted. There are no Orders to which any Target Group member is a party or is otherwise bound that restrict the rights of a member of the Target Group to use, transfer, license or enforce any Intellectual Property owned by a Target Group member. To the Knowledge of the Target, no Target Group member is currently infringing any Intellectual Property of any other Person in any material respect in connection with the use of any Intellectual Property owned or purported to be owned by a Target Group member or otherwise in connection with the conduct of the Business as currently conducted. To the Target’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Target IP in any material respect.

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(c) All officers, directors, employees, and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Target Group) of the Target Group (and their respective Affiliates) have assigned to the Target Group ownership of all material Intellectual Property arising from the services performed for the Target Group by such Persons (or such ownership vested in the Target Group by operation of Law). No current or former officers, employees or independent contractors of the Target Group have claimed in writing any ownership interest in any material Intellectual Property owned by the Target Group. To the Knowledge of the Target, there has been no material violation of the Target Group’s policies or practices related to protection of Target IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Target Group. Each member of the Target Group has taken reasonable security measures designed to protect the secrecy, confidentiality, and value of the Target IP.

(d) To the Knowledge of the Target, no Person has obtained unauthorized access to third party information and data (including Personal Information) in the possession of a Target Group member, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each member of the Target Group has complied in all material respects with its own privacy policies and guidelines, if any, each with respect to the Target Group’s collection, processing, and use of Personal Information.

(e) The consummation of any of the transactions contemplated by this Agreement will not result in any acceleration of any payments with respect to any material Intellectual Property licensed to the Target Group under a Target IP License, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Group, taken as a whole. Following the Closing, the Target shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Group’s rights, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Group, taken as a whole, under Target IP Licenses to the same extent that the Target Group would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional material amounts or consideration other than ongoing fees, royalties or payments which the Target Group would otherwise be required to pay in the absence of such transactions.

4.17 Tax Matters

(a) Each member of the Target Group has or will have timely filed, or has caused or will have caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves have been established in the Target Financials.

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(b) There is no Action currently pending or, to the Knowledge of the Target, threatened in writing against a Target Group member by a Governmental Authority in a jurisdiction where the Target Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No member of the Target Group is currently being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations, or other Actions currently pending against a Target Group member in respect of any material Tax, and no Target Group member has been notified in writing of any proposed Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves have been established in the Target Financials).

(d) There are no Liens with respect to any Taxes upon any of the Target Group Assets, other than Permitted Liens.

(e) No Target Group member has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Group member for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Target Group member has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing Government Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No Target Group member has participated in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h) No Target Group member has any Liability for the Taxes of another Person (other than another Target Group member) that is not adequately reflected in the Target Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Group member is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Group member with respect to any Taxable period following the Closing Date.

(i) No Target Group member has requested, is subject to or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

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(j) To the Knowledge of the Target, (i) no Target Group member is aware of any fact or circumstance that would reasonably be expected to prevent the qualification of the Intended Tax Treatment and (ii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to the Company pursuant to this Agreement or otherwise with respect to or as a result of the Transactions.

(k) The representations and warranties set forth in this Section 4.17 constitute the sole and exclusive representations and warranties of the Target Group regarding Tax matters.

4.18 Real Property.

(a) Schedule 4.18(a) sets forth a true, correct and complete (i) list of all real property owned by any member of the Target Group (together with all buildings, structures, fixtures and improvements thereon and all easements, rights and appurtenances thereto, the “Target Owned Real Property”); (ii) the street address of each parcel of Target Owned Real Property; and (iii) the date on which each parcel of Target Owned Real Property was acquired. A member of the Target Group has good and marketable fee simple title to each Target Owned Real Property, free and clear of all Liens other than Permitted Liens. With respect to each Target Owned Real Property: (A) no member of the Target Group has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Target Owned Real Property or any portion thereof; (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Target Owned Real Property or any portion thereof or interest therein; (C) no member of the Target Group is a party to any Contract for the sale, exchange or transfer of any Target Owned Real Property; (D) there are no pending or, to the Knowledge of the Target, threatened in writing condemnation, eminent domain or similar Proceedings affecting any Target Owned Real Property; and (E) there is no material violation of any Law (including any building, planning or zoning law) relating to any of the Target Owned Real Property. The Target has made available to the Company true, legible and complete copies of each deed for each parcel of Target Owned Real Property and all the title insurance policies, title reports, certificates of occupancy, environmental reports and audits, permits, title documents and other material documents relating to or otherwise affecting the Target Owned Real Property or any other uses thereof. A member of the Target Group is in peaceful and undisturbed possession of each parcel of Target Owned Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Target Owned Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Target Owned Real Property are adequate for the conduct of the Business as it has been and currently is conducted. There are no material latent defects or material adverse physical conditions affecting the Target Owned Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property.

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(b) Each member of the Target Group has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Target Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Target Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Target Real Property Leases”), is in full force and effect. Target has made available to the Company true, correct and complete copies of all Target Real Property Leases. No member of the Target Group is in breach of or default under any Target Real Property Lease, and, to the Knowledge of the Target, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate reasonably be expected to be material to the Target Group taken as a whole. Target Leased Properties are suitable to allow the businesses of the Target Group to be operated as currently conducted in all material respects. To the Knowledge of the Target, (i) there are no pending condemnation proceedings with respect to any of the Target Leased Properties, and (ii) the current use of the Target Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Authority in any material respect. No member of the Target Group has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any member of the Target Group under any of the Target Real Property Leases and, to the Knowledge of the Target, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Target Group, taken as a whole. As of the date of this Agreement, to the Knowledge of the Target, no party to any Target Real Property Lease has exercised any termination rights with respect thereto. Schedule 4.18(b) of the Target Disclosure Schedule contains a true and correct list of all Target Real Property Leases. No Person other than the Target Group has the right to use the Target Leased Properties.

4.19 Personal Property. Except as set forth on Schedule 4.19, each item of Personal Property which is currently owned, used or leased by a Target Group member with a book value or fair market value of greater than $20,000 (the “Target Personal Property Leases”) is in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and is suitable for its intended use in the Business. The Target has provided to the Company a true and complete copy of each of the Target Personal Property Leases, and in the case of any oral Target Personal Property Lease, a written summary of the material terms of such Target Personal Property Lease. The Target Personal Property Leases are valid and binding obligations of each member of the Target Group that is party thereto and, to the Knowledge of the Target, of each other party thereto, and are in all material respects enforceable in accordance with their terms and in full force and effect, subject to the Remedies Exception. To the Knowledge of the Target, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Group member or any other party under any of the Target Personal Property Leases, and no Target Group member has received written notice of any such condition.

4.20 Title to Assets. Except as set forth on Schedule 4.20, each Target Group member has good and marketable title to, or a valid leasehold interest in, or right to use, all of its material tangible assets and properties, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target as of the Balance Sheet Date. The material tangible assets of the Target Group constitute all of the material tangible assets that are used in the operation of the Business as it is now conducted or that are used or held by the Target Group for use in the operation of the Business.

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4.21 Employee Matters.

(a) No Target Group member is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Target Group, and the Target has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Target, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.

(b) Except as set forth in Schedule 4.21(b), each Target Group member (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, employee classification, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Target, oral notice that there is any pending Action involving unfair labor practices against a Target Group member, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business). Except as set forth in Schedule 4.21(b), to the Knowledge of the Target, there are no Actions pending or, to the Knowledge of any Target Group member, threatened in writing against a Target Group member brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

4.22 Employee Benefits.

(a) Schedule 4.22(a) sets forth a true and complete list of each employee group or executive Benefit Plan (the “Target Benefit Plan”) now in effect or under which the Target Group has any obligation, or any understanding between the Target Group and any employee concerning the terms of such employee’s employment that does not apply to the Target Group’s employees generally. The Target Group has previously delivered to the Company or its counsel true and complete copies of all forms of the employment agreements used by the Target Group and each generally applicable employee handbook or policy statement of each Target Benefit Plan.

(b) To the Knowledge of the Target, no current employee of the Target Group, in the ordinary course of his or her duties, has breached in any material aspect any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and no employee, in the ordinary course of his or her duties, has breached in any material aspect any obligation to any person in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such person.

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(c) With respect to each Target Benefit Plan: (i) no Action is pending, or to the Target’s Knowledge, threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); and (ii) all contributions and premiums due through the Closing Date have been made in all material respects or have been fully accrued in all material respects on the Target Financials, except as disclosed on Schedule 4.22(c).

4.23 Environmental Matters. Except as set forth in Schedule 4.23:

(a) Each Target Group member is, and in the seven (7) year period immediately preceding the date of this Agreement has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing and complying in all material respects with all Permits required for the Business and its operations, and any construction of facilities or properties related thereto, by Environmental Laws (the “Environmental Permits”), except where such non-compliance would not reasonably be expected to be material to the Target Group, taken as a whole. In the seven (7) year period immediately preceding the date of this Agreement, no Action is pending or, to the Knowledge of the Target, threatened in writing to revoke, modify, or terminate any such Environmental Permit.

(b) In the seven (7) year period immediately preceding the date of this Agreement, no Target Group member is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material.

(c) In the seven (7) year period immediately preceding the date of this Agreement, no Action has been made or is pending, or to the Knowledge of the Target, threatened in writing against any Target Group member or any Target Group Asset alleging either or both that a Target Group member may be in material violation of any Environmental Law or Environmental Permit or may have any material administrative penalties or material Liability under any applicable Environmental Law.

(d) In the seven (7) year period immediately preceding the date of this Agreement, no Target Group member has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

4.24 Transactions with Related Persons. Except as set forth on Schedule 4.24, there are no material Contracts between any Target Group member, on the one hand, and any Affiliate of any Target Group member, present director of any Target Group member, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Target Common Stock constituting, as of the date of this Agreement, more than five percent (5%) of the total number of Target Common Stock on a fully diluted basis, calculated on the date of this Agreement (each of the foregoing, a “Related Person”), on the other hand, other than for (a) Contracts and arrangements related or incidental to any Related Person’s employment or retention as a director or other service provider by a Target Group member (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Target Group member in the ordinary course of business consistent with applicable Target Group policies and arrangements related or incidental thereto and (c) Contracts relating to a Related Person’s status as a holder of Target Common Stock.

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4.25 Insurance. As of the date of this Agreement, the Target Group has the policies of property insurance in place listed on Schedule 4.25. Except as would not, individually or in the aggregate, be expected to be material to the Target Group, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Target Group is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect. In the past three (3) years, no Target Group member has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change, or any change other than in the ordinary course of business, in the conditions of insurance, or any refusal to issue an insurance policy or non-renewal of a policy.

4.26 Top Suppliers. Schedule 4.26 lists, as of the date of this Agreement, (i) the ten (10) largest suppliers of goods or services to the Target Group for the twelve-month period ended December 31, 2025 by expense (collectively, the “Top Suppliers”), and (ii) the top ten (10) customers of the Target Group for the twelve-month period ended December 31, 2025 by revenue (collectively, the “Top Customers”). As of the date hereof, to the Knowledge of the Target, the relationships of each Target Group member with such suppliers are good commercial working relationships and no Top Supplier or Top Customer has indicated in writing that it intends to cancel, or otherwise terminate, any relationships with the Target Group, or to the Knowledge of the Target, as of the date of this Agreement, has become insolvent or subject to bankruptcy proceedings. As of the date of this Agreement, no Target Group member has any ongoing material dispute with any Top Supplier or Top Customer.

4.27 Investment Company Act. No Target Group member is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.28 Brokers’ Fees. Except as set forth in Schedule 4.28, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Target Group member in connection with the Transactions based upon arrangements made by or on behalf of the Target.

4.29 Anti-Bribery, Anti-Corruption and Anti-Money Laundering. None of the members of the Target Group or, to the Knowledge of the Target, any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the Target Group has, directly or indirectly (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or its Subsidiaries; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering, in each case of clauses (a)-(e), in a manner that would result in a violation of any of the Laws described in clause (f). None of the Target Group has made any disclosure to any Governmental Authority relating to corruption, bribery, or money laundering Laws, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

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4.30 Sanctions, Import, and Export Controls. None of the Target Group or, to the Knowledge of the Target, any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of Target (a) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury, or (b) has violated any Laws relating to economic sanctions within the last five (5) years. Within the past three (3) years, none of the Target Group has violated any Laws related to or made any disclosure to any Governmental Authority relating to sanctions, customs, import, or export control Laws; to the Knowledge of the Target, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

4.31 No Other Representations.

(c) Except for the representations and warranties expressly made by the Target in this Article IV (as modified by the Target Disclosure Schedules) or as expressly set forth in a Transaction Document, no member of the Target Group nor any other Person on their behalf makes any express representation or warranty with respect to any of the Target Group, the Target Common Stock, the Business, or the Transactions contemplated by this Agreement or any of the other Transaction Documents, and the Target hereby expressly disclaims any other representations or warranties, whether made by any Target Group member or any of their respective Representatives. Except for the representations and warranties expressly made by the Target in this Article IV (as modified by the Target Disclosure Schedules) or in a Transaction Document, the Target hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the Target), including any representations or warranties regarding the probable success or profitability of the Business.

(d) The Target acknowledges that it is not relying on, and that the Company, the Merger Sub and their Affiliates have not made, any representation or warranty except as specifically set forth in Article V (as modified by the Company Disclosure Schedules).

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Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

As an inducement to the Target and the Target Shareholder to enter into this Agreement, except as otherwise (a) disclosed or identified in the corresponding section or subsection of the Company Disclosure Schedule or (b) as disclosed in the Company SEC Filings that are publicly available at least two (2) Business Days prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such filings), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in such filings will be deemed to modify or qualify the representations and warranties set forth in the Fundamental Representations with respect to the Company), the Company and Merger Sub hereby represent and warrant, jointly and severally, to the Target and the Target Shareholder as follows, provided that, any representations and warranties applicable to Merger Sub shall be deemed to be made upon Merger Sub’s execution of the Joinder to Merger Agreement:

5.1 Organization of the Company and Merger Sub.

(a) The Company has been duly incorporated as a Cayman Islands exempted company and is validly existing and in good standing and has all requisite power and authority to own, lease and operate its assets in the manner in which such assets are now owned, leased and operated and to conduct its business as it is now being conducted. The Company has made available to the Target true and complete copies of the Governing Documents of the Company. The Company is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable).

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Georgia. Merger Sub is a wholly-owned Subsidiary of the Company. The copies of the Governing Documents of Merger Sub which were previously furnished or made available to the Target are true and complete copies of such documents as in effect on the date of this Agreement.

5.2 Due Authorization. Each of the Company and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 5.5 and the Company Shareholder Approval) to consummate the Transactions. The execution and delivery by each of the Company and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by each of the Company and Merger Sub of the Transactions (other than the change of the directors of Company and the actions to be taken pursuant to the Company Shareholder Approval) have been duly and validly authorized and approved by all necessary and proper corporate action on its part, and no other corporate action on the part of the Company or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by the Company and (assuming that this Agreement or such other applicable Transaction Documents to which the Target is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of the Target) constitutes or will constitute a legal, valid and binding obligation of the Company and Merger Sub (as applicable), enforceable against the Company and Merger Sub (as applicable) in accordance with its terms, subject to the Remedies Exception.

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5.3 Authorized Share Capital and Other Matters.

(a) As of the date of this Agreement, the authorized share capital of the Company is US$50,000, divided into (i) 75,000,000 Company Class A Ordinary Shares, 14,866,470 of which are issued and outstanding as of the date of this Agreement, and (ii) 25,000,000 Company Class B Ordinary Shares, 10,433,340 of which are issued and outstanding as of the date of this Agreement, of which the ownership of the directors, officers and five percent (5%) equity holders of the Company is set forth in Schedule 5.3(a), ((i) and (ii) collectively, the “Company Securities”). The foregoing represents all of the issued and outstanding Company Securities as of the date of this Agreement. All issued and outstanding Company Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Company’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or otherwise bound.

(b) Except as disclosed in the Company SEC Filings, as set forth in Schedule 5.3(b), or as contemplated by this Agreement or the other documents contemplated hereby, the Company has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for the Company Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Company Securities or the value of which is determined by reference to the Company Securities, and there are no Contracts of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its Company Securities. The Company is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Company Ordinary Shares or any of the equity interests or other securities of the Company.

(c) Subject to obtaining the Company Shareholder Approval, the Company Class A Ordinary Shares comprising the Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Governing Documents, or any Contract to which the Company is a party or otherwise bound.

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5.4 Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.4, as the case may be, (i) all of the outstanding capital stock, share capital or equity interests of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Governing Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Governing Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.4, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.4, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.4, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5 Governmental Consents. No Consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of the Company or Merger Sub with respect to the Company’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, except for or in compliance with (a) any Antitrust Laws; (b) the filing of the Certificate of Merger a with the Secretary of State of the State of Georgia pursuant to the GBCC; (c) the related filings in connection with the adoption of the A&R Memorandum and Articles of Association; (d) the rules and regulations of NASDAQ; and (e) any applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (f) Consents set forth on Schedule 5.5.

5.6 No Conflict. Subject to the receipt of the Consents described in Section 5 and the Company Shareholder Approval, the execution and delivery by each of the Company and Merger Sub of this Agreement and the other Transaction Documents to which it is or will be a party at the Effective Time and the consummation by the Company and Merger Sub of the Transactions do not and will not as of the Closing Date: (a) violate any provision of, or result in the material breach of, any Law applicable to the Company and Merger Sub, or by which any of their assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a Consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Company Material Contract; (c) result in the creation of any Lien upon any of the properties or assets of the Company or Merger Sub; or (d) violate any provision of the Governing Documents of the Company, or Merger Sub, except, in the case of clauses (a) and (b), to the extent that such conflicts, breaches, defaults or other matters would not materially and adversely affect the ability of the Company and Merger Sub to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents.

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5.7 Internal Controls; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, if any, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Company’s Knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to and, to the Company’s Knowledge, are sufficient to provide, reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail fairly reflect, in all material respects, its transactions and dispositions of assets of the Company; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the board of the Company (the “Company Board”); and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has not received written notice from any Governmental Authority or Person alleging, and to the Company’s Knowledge there have been no, significant deficiencies or material weakness in the Company’s internal control over financial reporting (whether or not remediated). Since December 31, 2025, there has been no change in the Company’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(b) As of the date hereof, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(c) The financial statements and notes contained or incorporated by reference in the Company SEC Filings (the “Company Financial Statements”) accurately and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Company as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. The Company has no off-balance sheet arrangements (as defined by Regulation S-K) that are not disclosed in the Company SEC Filings. No financial statements other than those of the Company are required by GAAP to be included in the Company Financial Statements.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any actual and intentional fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of the Company Financial Statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

5.8 No Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against the Company or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Company SEC Filings, (ii) that have arisen since the date of the most recent balance sheet in the ordinary course of business of the Company and Merger Sub, or (iii) which, individually or in the aggregate, would not be, or would not reasonably be expected to be, material to the Company.

5.9 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Actions against the Company or Merger Sub, their respective properties or assets, or, to the Knowledge of the Company, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there are no investigations or other inquiries pending or, to the Knowledge of the Company, threatened by any Governmental Authority, against the Company or Merger Sub, their respective properties or assets, or, to the Knowledge of the Company, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Order imposed upon the Company or Merger Sub, nor are any assets of the Company or Merger Sub’s respective businesses bound or subject to any Order the violation of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. From their respective dates of formation to the date of this Agreement, the Company and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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5.10 Tax Matters.

(a) The Company has filed or will have timely filed, or has caused or will have caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves have been established in the Company Financial Statements.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is currently not being audited by any Tax authority and has not been notified in writing by any Tax authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations, or other Actions currently pending against the Company in respect of any material Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves have been established in the Company Financial Statements).

(d) There are no Liens with respect to any Taxes upon any of the Company’s assets, other than Permitted Liens.

(e) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing Government Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) The Company has not participated in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h) The Company has no Liability for the Taxes of another Person (other than Merger Sub) that is not adequately reflected in the Company Financial Statements (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

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(i) The Company has not requested, nor is subject to or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

(j) To the Knowledge of the Company, there is no fact or circumstance that would reasonably be expected to prevent the qualification of the Intended Tax Treatment and (B) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to the Company pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement.

(k) Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger; and

(l) The representations and warranties set forth in this Section 5.10 constitute the sole and exclusive representations and warranties of the Company and Merger Sub regarding Tax matters.

5.11 Real Property; Personal Property.

(a) (a) The Company does not currently own any real property and has not owned any real property.

(b) The Company holds a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to the Target true, correct and complete copies of all Company Real Property Leases. The Company is not in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate reasonably be expected to be material to the Company as a whole. Company Leased Properties are suitable to allow the business of the Company to be operated as currently conducted in all material respects. To the Knowledge of the Company, (i) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (ii) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Authority in any material respect. The Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by the Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole. As of the date of this Agreement, to the Knowledge of the Company, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Schedule 5.11 of the Company Disclosure Schedule contains a true and correct list of all Company Real Property Leases. No Person other than the Company has the right to use the Company Leased Properties.

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5.12 Intellectual Property.

(a) Schedule 5.12(a)(i) sets forth: (i) all Patents, Trademarks, Copyrights and Internet Assets and applications in each case for which the Company is the owner, applicant or assignee of record as of the date hereof (the “Company Registered IP”), specifying as to each item, as applicable: (A) the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered Trademarks. The Company owns, free and clear of all Liens (other than Permitted Liens) any and all Intellectual Property owned, in whole or in party by the Company, including the Company Registered IP (the “Company IP”), or has valid and enforceable licenses to all other Intellectual Property that is material to the conduct of the business as currently conducted. Except as set forth on Schedule 5.12(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) No Action is pending or, to the Company’s Knowledge, threatened in writing against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Company IP or the Intellectual Property licenses to the Company under the Company IP licenses. To the Knowledge of the Company, the Company has not received any written notice or claim asserting any infringement, misappropriation, violation, dilution, or unauthorized use of the Intellectual Property of any other Person as a consequence of the business activities of the Company as currently conducted. There are no Orders to which the Company is a party or is otherwise bound that restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company. To the Knowledge of the Company, it is not currently infringing any Intellectual Property of any other Person in any material respect in connection with the use of any Intellectual Property owned or purported to be owned the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(c) All officers, directors, employees, and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and its respective Affiliates) have assigned to the Company ownership of all material Intellectual Property arising from the services performed for the Company by such Persons (or such ownership vested in the Company by operation of Law). No current or former officers, employees or independent contractors of the Company or have claimed in writing any ownership interest in any material Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no material violation of the Company’s policies or practices related to protection of the Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has taken reasonable security measures designed to protect the secrecy, confidentiality, and value of the Company IP.

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(d) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including Personal Information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. The Company has complied in all material respects with its own privacy policies and guidelines, if any, each with respect to the collection, processing, and use of Personal Information.

(e) The consummation of any of the transactions contemplated by this Agreement will not result in any acceleration of any payments with respect to any material Intellectual Property licensed to the Company under a Company IP License, except as would not reasonably expected to be, individually or in the aggregate, material to the Company, taken as a whole. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the foregoing rights, except as would not reasonably expected to be, individually or in the aggregate, material to the Company, taken as a whole, under Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional material amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

5.13 Employees; Employee Benefit Plans.

(a) Other than any officers or as described in the Company SEC Filings, Company and Merger Sub do not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by the Company’s officers and directors in connection with activities on the Company’s behalf in an aggregate amount not in excess of the amount of cash held by the Company, neither the Company nor Merger Sub has any unsatisfied material liability with respect to any employee.

(b) Other than as contemplated by this Agreement, Company and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any direct liability under any Benefit Plan.

5.14 Absence of Changes. Except as set forth on Schedule 5.14 of the Company Disclosure Schedule, since December 31, 2025, through the date of this Agreement, (a) the business of the Company and its Subsidiaries was conducted in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been any Company Material Adverse Effect.

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5.15 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which the Company or Merger Sub would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or Merger Sub.

5.16 SEC Filings. The Company has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Company SEC Filings”). Each of the Company SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Company SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Company SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Filings. To the Knowledge of the Company, none of the Company SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.17 Investment Company Act; JOBS Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. The Company constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.18 Indebtedness. Schedule 5.18 sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of the Company and Merger Sub.

5.19 Stock Market Quotation. As of the date hereof, the Company Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “TGHL”, trading in the Company Class A Ordinary Shares on NASDAQ has not been suspended, and an interim stay of any suspension or delisting action is in effect pending the issuance of a final decision by the applicable NASDAQ panel. Except as set forth on Schedule 5.19: (i) there is no Action, Order or proceeding pending or, to the Knowledge of the Company, threatened against the Company by NASDAQ or the SEC with respect to the delisting of the Company Class A Ordinary Shares from NASDAQ or the deregistration of the Company Class A Ordinary Shares under the Exchange Act; (ii) none of the Company, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Company Class A Ordinary Shares under the Exchange Act, except as contemplated by this Agreement; and (iii) the Company has not received any written notice from NASDAQ or any other Governmental Authority alleging any non-compliance with the applicable listing or corporate governance rules and regulations of NASDAQ.

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5.20 Business Activities.

(a) Except as set forth in the Company’s Governing Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions and thereby, there is no agreement, commitment, or Order binding upon the Company or Merger Sub or to which the Company or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or Merger Sub or any acquisition of property by the Company or Merger Sub or the conduct of business by the Company or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not been and would not reasonably be expected to materially and adversely affect the Company.

(b) Except for this Agreement and the Transaction Documents and the Transactions contemplated hereby and thereby, the Company has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a business combination. Except for the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any investment in any corporation, partnership, joint venture, business, trust or other Entity.

(c) Merger Sub will be formed solely for the purpose of effecting the Transactions and will not have not engaged in any business activities or conducted any operations other than incident to the Transactions and, at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

5.21 Compliance with Laws; Permits. The Company and each of its Subsidiaries is, and since its date of formation has been, in compliance with all Laws applicable to it and the conduct of its business, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any written notice alleging any violation of applicable Law in any material respect. The Company and each of its Subsidiaries holds all Permits necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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5.22 Material Contracts. Except as set forth on Schedule 5.22 or disclosed in the Company SEC Filings, other than this Agreement and the other Transaction Documents, there are no Contracts to which the Company is a party or by which any of their respective properties or assets may be bound, subject or affected, which (i) create or impose a Liability greater than $200,000, (ii) may not be cancelled by the Company or its applicable Subsidiary on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibit, prevent, restrict or impair in any material respect any business practice of the Company or any of its Subsidiaries as its business is currently conducted, any acquisition of material property by the Company or any of its Subsidiaries, or restrict in any material respect the ability of the Company or any of its Subsidiaries to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions, (each, a “Company Material Contract”). True, complete, and correct copies of all Company Material Contracts have been made available to the Target and the Target Shareholder. With respect to each Company Material Contract: (i) such Company Material Contract was entered into at arm’s length and in the ordinary course of business; (ii) such Company Material Contract is legal, valid, binding and enforceable in all material respects against the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Remedies Exception); (iii) neither the Company nor any of its Subsidiaries is in breach or default in any material respect of, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Company or any of its Subsidiaries under, or permit termination or acceleration by the other party under, such Company Material Contract; and (iv) to the Knowledge of the Company, no other party to any Company Material Contract is in breach or default in any material respect thereof, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or its applicable Subsidiary, under any Company Material Contract.

5.23 Transactions with Related Persons. Except as set forth on Schedule 5.23 or disclosed in the Company SEC Filings, there are no material Contracts between the Company, on the one hand, and any Affiliate of the Company, any present director of the Company, or beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of the Company Ordinary Shares constituting, as of the date of this Agreement, more than five percent (5%) of the total number of Company Ordinary Shares on a fully diluted basis, calculated on the date of this Agreement (each of the foregoing, a “Company Related Person”), on the other hand, other than for (a) Contracts and arrangements related or incidental to any Company Related Person’s employment or retention as a director or other service provider by a the Company (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company in the ordinary course of business consistent with Company policies and arrangements related or incidental thereto and (c) Contracts relating to a Company Related Person’s status as a holder of Company Ordinary Shares

5.24 Anti-Bribery, Anti-Corruption and Anti-Money Laundering; Sanctions. Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment or given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any of its Subsidiaries. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority, and no Action involving the Company or any of its Subsidiaries with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened. None of the Company, any of its Subsidiaries or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company or any of its Subsidiaries, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any other applicable sanctions authority, and neither the Company nor any of its Subsidiaries has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC, in each case in the last five (5) fiscal years.

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5.25 CFIUS Representations.

(a) No national or subnational government of a single foreign state has, directly or indirectly, a “substantial interest,” within the meaning of 31 C.F.R. § 800.244, in the Company or Merger Sub.

(b) Neither the Company, Merger Sub, nor any of their Affiliates, shareholders, or designees has, or will have upon or following the Closing, any right to appoint, nominate, or nominate for election any member to the board of directors (or equivalent governing body) of the Surviving Target, nor any right to designate a non-voting observer to any such board or committee.

(c) No shareholder, Affiliate, or Representative of the Company will have access to any “material non-public technical information” (as defined in 31 C.F.R. § 800.232) in the possession of the Surviving Target, including but not limited to manufacturing processes related to the battery technology developed or manufactured by the Target.

(d) No shareholder of the Company will have any involvement in the substantive decision-making or operations of the Surviving Target regarding the use, development, host, or management of critical technologies, critical infrastructure, or sensitive personal data.

5.26 No Other Representations and Warranties.

(a) Except for the representations and warranties expressly made by the Company and Merger Sub in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in a Transaction Document, neither the Company, Merger Sub nor any other Person on their behalf makes any express representation or warranty with respect to the Company, Merger Sub or the Transactions contemplated by this Agreement or any of the other Transaction Documents, and the Company and Merger Sub hereby expressly disclaim any other representations or warranties, whether made by Company, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by the Company and Merger Sub in this Article V (as modified by the Company Disclosure Schedules) or in a Transaction Document, the Company and Merger Sub hereby expressly disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Target, the Target Shareholder or any of their Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Target, the Target Shareholder or any of their Representatives by any Representative of the Company).

(b) Each of the Company and Merger Sub acknowledges that it is not relying on, and that the Target, the Target Shareholder and their Affiliates have not made, any representation or warranty except as specifically set forth in Article III and Article IV (as modified by the Target Disclosure Schedules and the Target Shareholder Disclosure Schedules).

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Article VI

COVENANTS

6.1 Conduct of Business by the Company and Merger Sub Pending the Merger.

(a) From the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), except as (i) required or otherwise expressly contemplated by this Agreement (including as set forth in Schedule 6.1) or the Transaction Documents, (ii) as consented to by the Target in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (iii) as required by applicable Law, Order or other directive by a Governmental Authority (including any COVID-19 Measures) or (iv) related to the Company Reverse Stock Splits, the Registered Offering, and the A&R Memorandum and Articles of Association, the Company shall, and shall cause its Subsidiaries, including Merger Sub, as applicable, to, conduct its operations in the ordinary course of business in all material respects. During the Interim Period, the Company shall, and shall cause its Subsidiaries, including Merger Sub, to comply with, and continue performing under, as applicable, the Governing Documents of the Company and all other agreements or Contracts to which the Company or its Subsidiaries may be a party.

(b) Without limiting the generality of Section 6.1(a), during the Interim Period, except as (x) required or otherwise expressly contemplated by this Agreement, the Transaction Documents, (y) as consented to by the Target Shareholder in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied, other than with respect to subsections (b)(i), (ii), (iv), (v), (vi), (vii), (viii) and (ix), with respect to which consent may be withheld at the Target Shareholder’s sole discretion) or (z) as required by applicable Law, Order or other directive by a Governmental Authority (including any COVID-19 Measures), the Company shall not, and shall cause its Subsidiaries, including Merger Sub, as applicable, not to:

(i) seek any approval from the Company Shareholders to amend, modify, restate, waive, rescind or otherwise change the Governing Documents of the Company or Merger Sub;

(ii) (A) make or declare any dividend or distribution to the Company Shareholders or make any other distributions in respect of any of the Company’s equity interests or Merger Sub capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of the Company’s equity interests or Merger Sub capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Company or Merger Sub;

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(iii) (A) make, change or revoke any Tax election or (B) settle or compromise any Tax liability;

(iv) incur or assume any Indebtedness or Liability or guarantee any Indebtedness or Liability of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than Indebtedness incurred in the ordinary course of business in an aggregate amount not to exceed $200,000;

(v) (A) issue any Company Securities or securities exercisable for or convertible into Company Securities, or authorize, create, designate or issue any class or series of shares of the Company not issued and outstanding as of the date hereof (including, for the avoidance of doubt, any series of preferred shares, whether by resolution of directors or otherwise), in each case, other than issuances or redesignations contemplated by the Transactions or (B) grant any options, warrants or other equity-based awards with respect to Company Securities not outstanding on the date hereof;

(vi) grant or provide any change-in-control, severance, termination, retention, success-based payment, or other payments or benefits to any employee of or consultant to the Company;

(vii) merge or consolidate with, or acquire (whether by merger, consolidation, acquisition of equity interests or assets or any other form of business combination) any corporation, partnership, limited liability company or other business organization or any division thereof, or any material amount of assets, or establish any Subsidiary or enter into any new line of business;

(viii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(x) make any loan or advance to, or investment in, any other Person, or make any capital expenditures in excess of $20,000 individually or $200,000 in the aggregate;

(xi) waive, release, assign, settle or compromise any claim, Action or proceeding (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries) not in excess of $200,000 individually or in the aggregate;

(xii) enter into any Contract that would be a Company Material Contract if in effect on the date of this Agreement, or terminate, waive or assign any material right under any Company Material Contract;

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(xiii) enter into, amend, waive or terminate any Contract or transaction with any Company Related Person, other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business;

(xiv) revalue any of its material assets or make any change in accounting methods, principles or practices (except to the extent required to comply with applicable accounting standards or applicable Law), or fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(xv) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement, or fail to use commercially reasonable efforts to keep in force insurance policies providing coverage with respect to its assets, operations and activities in such amount and scope as are currently in effect; or

(xvi) enter into any agreement to do any action prohibited under this Section 6.1.

6.2 Conduct of the Target, the Target Shareholder and the Business Pending the Merger.

(a) During the Interim Period, except (i) as required or otherwise expressly contemplated by this Agreement (including as set forth in Schedule 6.2) or the Transaction Documents, (ii) as consented to by the Company in writing, or (iii) as required by applicable Law, Order or other directive by a Governmental Authority (including, any COVID-19 Measures), the Target Shareholder (solely as it relates to the Target) and the Target Group shall (x) conduct the Business in the ordinary course of business and consistent with past practices in all material respects, (y) use commercially reasonable efforts to manage the Business’ working capital and maintain the books and records related to the Business consistent with past practice and (z) use commercially reasonable efforts to maintain their respective relations and goodwill with all material suppliers, material customers and other material commercial counterparties and Governmental Authorities.

(b) Without limiting the generality of Section 6.2(a), during the Interim Period, except as (A) required or contemplated by this Agreement (including as set forth in Schedule 6.2) or the Transaction Documents, (B) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to subsections (b)(i), (ii), (iv), and (vi), with respect to which consent may be withheld at the Company’s sole discretion) or (C) as required by applicable Law, Order or other directive by a Governmental Authority (including any COVID-19 Measures), the Target Shareholder (solely as it relates to the Target) and the Target Group shall not:

(i) amend, modify, restate, waive, rescind or otherwise change the Governing Documents of the Target Group;

(ii) (A) split, combine, subdivide, reduce, or reclassify shares of capital stock of the Target Group or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of the Target Group, or (B) redeem, repurchase or otherwise acquire shares of capital stock of the Target Group (including any securities convertible or exchangeable into shares of capital stock of the Target Group);

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(iii) issue, sell, pledge, dispose of, grant, transfer or encumber, any shares of capital stock of the Target Group or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock in the Target Group, or any options, warrants, stock units, or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, in each case, of a member of the Target Group, other than the issuance of capital stock or other Interests upon the exercise, vesting or settlement of any equity awards of the Target outstanding as of the date hereof and, in each case, in accordance with their respective terms as in effect as of the date hereof;

(iv) sell, assign, transfer, convey, lease, license, abandon, mortgage, pledge or permit any Lien on (other than a Permitted Lien) or otherwise dispose of any material Target Group Assets (excluding Intellectual Property, which is the subject of Section 6.2(b)(v) below), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Target in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, or (iii) transactions among the Target and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(v) purchase, sell, license, sublicense, lease, pledge, covenant not to assert, assign, transfer, abandon, cancel, let lapse or expire, or otherwise dispose, transfer or grant any other rights in or with respect to any Target IP or Target Registered IP, other than grants of non-exclusive licenses of Intellectual Property to customers in the ordinary course of business;

(vi) merge, combine or consolidate (pursuant to a plan of merger or otherwise) the Target Group with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Target Group;

(vii) repurchase, repay, prepay, refinance or incur any Indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money other than in the ordinary course of business;

(viii) make any material loans, material capital contributions or material investments in, or advances of money to, in each case, in excess of $50,000 individually or $200,000 in the aggregate, any Person, in each case, except for (A) advances to employees or officers of the Target Group for expenses incurred in the ordinary course of business consistent with past practice or (B) extended payment terms for customers in the ordinary course of business consistent with past practice;

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(ix) (A) amend or modify in any material respect, terminate (excluding any expiration in accordance with its terms), or waive any material right, benefit or remedy under, any Target Material Contract, or (B) enter into any Contract (other than in the ordinary course of business) that if entered into prior to the date hereof would be required to be listed on Schedule 4.15, in each case other than in the ordinary course of business consistent with past practice;

(x) except as contemplated by the Transaction Documents or Contract or Benefit Plan in effect as of the date hereof, grant or provide any change-in-control, severance, termination, retention or similar payments or benefits to any employee of or consultant to the Target Group;

(xi) hire or engage, or make an offer to hire or engage, any officer, employee, service provider or individual independent contractor of the Target Group whose annual base pay exceeds $100,000;

(xii) except as required by U.S. GAAP, make any change to any financial accounting principles, methods or practices of the Target Group or with respect to the Business;

(xiii) waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $200,000 in the aggregate;

(xiv) (A) make any Tax election or change or revoke any Tax election in respect of the Business, or (B) settle or compromise any Tax Liability for which the Target Group or the Business would be responsible post-Closing;

(xv) make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of $200,000 in the aggregate;

(xvi) enter into any collective bargaining agreement or other similar Contract with a labor union, works’ council, employee representative body or labor organization;

(xvii) terminate without replacement or fail to use best efforts to maintain any Target Permit;

(xviii) (A) limit the right of the Target Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the Business; or

(xix) authorize or enter into any Contract to do any of the foregoing or otherwise agree or make any commitment to do any of the foregoing; provided, that, notwithstanding anything to the contrary in this Section 6.2, the Target may refinance, replace or substitute the Existing Credit Facility with a substitute asset-based working capital facility on terms not materially less favorable to the Target Group in the aggregate, including the grant of customary security interests (including in after-acquired property) in favor of the replacement lender, and may terminate the Existing Credit Facility and obtain the release of the Liens securing it, in each case without the consent of any other Party.

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6.3 Tax Matters.

(a) From and after the date of this Agreement and until the Effective Time, each Party shall use its commercially reasonable efforts to ensure that the Merger will qualify for the Intended Tax Treatment. Following the Effective Time, none of the Target, the Company or any of their respective Affiliates shall take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b) At and after the Effective Time, each of the Company and the Surviving Target covenants and agrees that it will maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto of the Company, the Surviving Target, and Merger Sub in a manner consistent with the Merger being qualified as a reorganization and nontaxable exchange under Section 368(a) of the Code (and comparable provisions of any applicable state or local Tax laws) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

6.4 Preparation of the Company Registration Statement

(a) As promptly as practicable after the execution of this Agreement the Company and the Target shall jointly prepare and the Company shall file with the SEC the Company Registration Statement and the Parties shall jointly prepare and cause to be filed such other filings required under applicable securities Laws in connection with the Transactions.

(b) Each of the Company and the Target shall use its reasonable best efforts to have the Company Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and after the delivery of any financial statements pursuant to Section 6.13 that are required to be included in the Company Registration Statement, and to keep such registration statement effective for as long as is necessary to consummate the Transactions, and, prior to the effective date of the Company Registration Statement.

(c) Each of the Company and the Target shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Company Registration Statement will, at the time filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading.

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(d) If, at any time prior to the Effective Time, any information relating to the Company, the Target Shareholder or the Target Group, or any of their respective Affiliates, directors or officers, should be discovered by the Company or the Target Shareholder which should be set forth in an amendment or supplement to the Company Registration Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the shareholders of the Company. The Company shall notify the Target Shareholder promptly of the time when the Company Registration Statement has become effective. The Company agrees to provide the Target Shareholder and its counsel promptly with copies of any written comments or requests for amendments or supplements, and shall promptly inform the Target Shareholder of any oral comments or requests for amendments or supplements, that the Company or its counsel may receive from time to time from the SEC with respect to the Company Registration Statement promptly after receipt of such comments or requests, and shall provide the Target with copies or summaries of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. The Target Shareholder and its counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and the Company shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the Target Shareholder and its counsel, and shall not submit any such responses without the Target Shareholder’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

6.5 The Company Shareholders Meeting. By no later than July 17, 2026, the Company shall call and given notice of an extraordinary general meeting (the “Company Shareholders Meeting”) in accordance with the Company’s Governing Documents and Cayman Companies Act for the purpose of obtaining the Company Shareholder Approval to, in connection with the Merger, amend and restate the Company’s existing Governing Documents to (i) authorize additional Company Class A Ordinary Shares, (ii) authorize the Company Reverse Stock Splits, and (iii) approve the A&R Memorandum and Articles of Association (items (i) through (iii), the “Company Shareholders Approval”). The Company shall hold the Company Shareholders Meeting as promptly as practicable after the date hereof and shall not postpone or adjourn such meeting without the prior written consent of the Target Shareholder, except (i) to the extent required by applicable Law or (ii) in the absence of a quorum, in which case the Company shall use its reasonable best efforts to obtain a quorum as promptly as practicable; (b) the Company Board shall recommend that the Company Shareholders vote in favor of each of the proposals constituting the Company Shareholder Approval (the “Company Board Recommendation”), and shall not withdraw, amend, qualify or modify (or publicly propose to withdraw, amend, qualify or modify) the Company Board Recommendation in a manner adverse to the Target or the Target Shareholder; and (c) the Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies or votes in favor of each of the proposals constituting the Company Shareholders Approval and to take all other actions necessary or advisable to obtain the Company Shareholders Approval as promptly as practicable.

6.6 Reasonable Best Efforts.

(a) Each of the Company, the Target Shareholder and the Target and their respective Subsidiaries shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents, as promptly as practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, Consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities and the making of all necessary registrations and filings in connection therewith, and (ii) using its reasonable best efforts to obtain all necessary Consents, approvals or waivers from third parties set forth on Schedule 5.5; provided, that in no event shall the Target, the Target Shareholder, the Company or their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any Consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

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(b) In furtherance and not in limitation of Section 6.6(a), each Party shall, and shall cause its Subsidiaries to: (i) as promptly as reasonably practicable following the date of this Agreement, make or cause to be made all filings, notifications, declarations and registrations with Governmental Authorities that are necessary or advisable to consummate the Transactions, including under any applicable Antitrust Laws; (ii) cooperate fully with the other Parties in connection with the making of any such filing, notification, declaration or registration, including by furnishing, subject to appropriate confidentiality protections, all information and documentary material reasonably requested in connection therewith; (iii) keep the other Parties reasonably informed of the status thereof, including by promptly notifying the other Parties of any material communication received from any Governmental Authority in respect thereof and providing the other Parties a reasonable opportunity to review in advance any material submission proposed to be made to any Governmental Authority in connection with the Transactions; and (iv) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any such filing, notification, declaration, registration or related investigation or inquiry unless, to the extent practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties a reasonable opportunity to attend and participate thereat.

6.7 Access to Information.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Target, Target Shareholder and the Company shall (and shall cause their respective Subsidiaries to): (i) provide to the other Parties (and the other Parties’ Representatives) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, except that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Target without the prior written consent of the Target; and (ii) furnish promptly to the other Parties such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Parties or their Representatives may reasonably request. Notwithstanding the immediately preceding sentence, neither the Target nor the Company shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege, or (z) contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

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(b) The Parties hereby agree to, and shall cause their respective Representatives to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to Intellectual Property, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company, the Target Shareholder and the Target Group; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by a Party or its respective Representatives; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. In the event that a Party or any of its Representatives becomes legally compelled to disclose any such confidential information, such Party shall provide the other Parties with prompt written notice of such requirement so that the other Parties may seek a protective order or other remedy or waive compliance with this Section 6.7(b). In the event that such protective order or other remedy is not obtained, or a Party waives compliance with this Section 6.7(b), the applicable Party shall, and shall cause its Representatives to, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information.

6.8 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction and (ii) an “Alternative Transaction” means any of the following transactions involving the Target or the Company (other than the transactions contemplated by this Agreement): (x) any merger, acquisition consolidation, recapitalization (other than the Company Reverse Stock Splits), share exchange, business combination or other similar transaction, public investment or public offering; or (y) any sale, lease, exchange, transfer or other disposition of all or a material part of the assets of such Person (other than sales of inventory or obsolete equipment in the ordinary course) or any class or series of the capital stock, membership interests or other equity interests of the Target Group or the Company in a single transaction or series of transactions (other than the Registered Offering).

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Target Shareholder and the Company, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

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6.9 Public Announcements; Required Information. Except (a) as otherwise expressly contemplated by this Agreement, (b) in connection with any press release, public statement or filing to be issued or made by the Company, and (c) for the separate or joint press releases to be issued by the Parties in the forms agreed by the Parties (or any public statement or disclosure that contains or reflects only such information previously disclosed in press releases or other public disclosures made in accordance with this Section 6.9), neither Company nor the Target will, and each of the Company and the Target will cause its Affiliates not to, issue any press release or otherwise make any public statements or disclosure with respect to the Transactions without the prior written consent of the other Party. Notwithstanding the foregoing, to the extent such disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure will promptly notify the other Party thereof and the Party making such statement will use efforts reasonable under the circumstances to consult in good faith with the other Party thereto prior to making such disclosure in order to allow a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, any Party may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.9.

6.10 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Target Group or its Affiliates, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Target Group prior to the Effective Time. Prior to the Effective Time, each of the Target and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

6.11 NASDAQ Listing. From the date hereof through the Effective Time, the Company shall use its reasonable best efforts to maintain the listing of the Company Class A Ordinary Shares on NASDAQ and maintain all applicable initial and continuing listing requirements of NASDAQ. Without limiting the generality of the foregoing, from the date hereof through the Effective Time, the Company shall use its reasonable best efforts to (a) diligently prosecute the Company’s pending appeal of the delisting determination letter from NASDAQ’s Listing Qualifications Department received by the Company on June 5, 2026, including by timely preparing and submitting all memoranda, presentations, evidence and other materials required or, as practicable, advisable in connection with a hearing before the NASDAQ Hearings Panel (the “Panel”) and any subsequent proceeding before or the Nasdaq Listing and Hearing Review Council, including this Agreement and the Transactions; (b) use its reasonable best efforts to satisfy, by the applicable deadline, each milestone and condition imposed by the Panel in connection with obtaining an exception pursuant to Nasdaq Listing Rule 5815(c) permitting the continued listing of the Company Class A Ordinary Shares on NASDAQ through and including the Closing Date; (c) promptly (and in any event within two (2) Business Day of receipt or occurrence) provide the Target Shareholder with copies of all written communications, and reasonably detailed written summaries of all material oral communications, between the Company and NASDAQ relating to the above matters, and provide the Target Shareholder with a reasonable opportunity to review and comment upon each submission to the Panel in advance of its submission (which comments the Company shall consider in good faith); and (e) not withdraw the Company’s hearing request or appeal or effect a voluntary delisting of the Company Class A Ordinary Shares from NASDAQ, in each case without the prior written consent of the Target Shareholder. In connection with the Merger: (f) the Company and the Target shall jointly prepare, and the Company shall promptly file with NASDAQ, an initial listing application for a Company Conducting a Business Combination that Results in a Change of Control pursuant to Nasdaq Listing Rule 5110(a) (the “Listing Application”), and the Company shall use its reasonable best efforts to cause NASDAQ to approve the Listing Application prior to the Closing; (g) the Target and the Target Shareholder shall fully cooperate and shall procure that its Representatives fully cooperate with the Company in a timely manner as reasonably requested by the Company in connection with the Listing Application in accordance with applicable Law and NASDAQ requirements in connection with the Transactions, including furnishing to the Company and its Representatives all information concerning the Target Shareholder, the Target Group, and their officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or as may be reasonably requested in connection with the Listing Application, and the Company shall furnish to the Target and the Target Shareholder all information concerning the Company and its Subsidiaries as may be reasonably necessary or as may be reasonably requested in connection with the Listing Application, and, in furtherance of the foregoing, the Target and Target Shareholder hereby consent to deliver to the Company such financial statements as may be required by Law or NASDAQ rules and regulations to be included in the Listing Application; and (h) the Company shall, prior to the Closing, effect the Company Reverse Stock Splits at such ratio or ratios as shall be determined by the Company, with the prior written consent of the Target Shareholder (which consent shall not be unreasonably delayed, conditioned or withheld), to be necessary or advisable so that the per share price of the Company Class A Ordinary Shares satisfies the minimum price requirement applicable to the initial listing of the Company Class A Ordinary Shares on The Nasdaq Capital Market in connection with the Listing Application (including, as applicable, Nasdaq Listing Rule 5505(a)).

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6.12 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the Transactions, the Company, Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

6.13 Financial Information.

(a) The Target shall, from the date hereof until the Closing Date, use its best efforts to prepare and deliver to the Company, (i) as promptly as reasonably practicable and no later than three (3) weeks after the date hereof the completed audited Target Financials for the fiscal year ended December 31, 2025 (including any related notes thereto) and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended, (ii) prior to filing the Company Registration Statement, audited Target Financials (including any related notes thereto) and the related audited consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with PCAOB standards (the “Audited Target Financials”), (iii) as promptly as reasonably practicable and no later than sixty (60) calendar days after the end of any fiscal quarter, the unaudited, consolidated balance sheet of the Target as of the end of such fiscal period and the related unaudited, consolidated statements of income and cash flows of the Target for such fiscal period, together with comparable financial statements for the corresponding periods of the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the Company Registration Statement, (the “Subsequent Unaudited Financial Statements”). The Subsequent Unaudited Financial Statements shall be prepared from the books and records of the Target Group and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated in such statements and except that the unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments) and the applicable rules and regulations of the SEC, including the requirements of Regulation S-X. When delivered, the Subsequent Unaudited Financial Statements shall present fairly in all material respects the financial position and results of operations of the Target Group as of the dates and for the periods shown therein (except that the unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments).

(b) During the Interim Period and from and after the Closing, the Target shall use its commercially reasonable efforts, in connection with the filing of any applicable SEC filings, to cooperate with the Company to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X.

6.14 Registered Offering After the date of this Agreement, the Company may undertake an offering of Company Class A Ordinary Shares registered under the Securities Act pursuant to the Company Registration Statement (the “Registered Offering”), at a price per share and on such other terms as shall be reasonably acceptable to the Target Shareholder. The Parties shall reasonably cooperate with each other in connection with the preparation of the Company Registration Statement and any offering documents relating to the Registered Offering, including furnishing such information regarding themselves and their respective Affiliates as may be required by applicable securities Laws to be included therein.

6.15 Incorporation of Merger Sub and Execution and Delivery of Joinder to Merger Agreement.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall cause Merger Sub to execute and deliver a customary joinder (the “Joinder to Merger Agreement”) pursuant to which Merger Sub will accede to the terms of this Agreement and join this Agreement as a “Party”.

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(b) Upon the incorporation of Merger Sub, the board of directors of Merger Sub shall unanimously (a) determine that it is fair to, and in the best interests of, Merger Sub and its shareholder, for Merger Sub to execute the Joinder to the Merger Agreement to consummate the Transactions contemplated under this Agreement, including the Merger, (b) approve the execution, delivery and performance of the Joinder to Merger Agreement, this Agreement and the consummation of the Transactions contemplated under this Agreement, including the Merger, and (c) determine to recommend that the sole shareholder of Merger Sub approve the execution, delivery and performance of the Joinder to Merger Agreement, this Agreement and the Certificate of Merger by Merger Sub and the consummation of the Transactions contemplated under this Agreement and the Certificate of Merger, including the Merger.

(c) Upon the incorporation of Merger Sub, the Company, as the sole shareholder of Merger Sub, shall approve the execution, delivery and performance of the Joinder to Merger Agreement, this Agreement and the Certificate of Merger by Merger Sub and the consummation by Merger Sub of the Transactions contemplated under this Agreement and the Certificate of Merger, including the Merger.

6.16 Directors’ and Officers’ Insurance

(a) From and after the Effective Time, the Company shall and shall cause the Surviving Target to indemnify and hold harmless each present and former director, officer and employee of the Company and the Target and each of their respective Subsidiaries (the “D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, claims, damages or losses incurred in connection with any claim, Action or threatened Action, whether civil, criminal, administrative, investigative or otherwise, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall and shall cause the Surviving Target and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time, (x) provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of D&O Indemnitees that are no less favorable to those Persons than the provisions of such Governing Documents of the Company and the Target as of the date of this Agreement, and (y) all rights to indemnification now existing in favor of the D&O Indemnitees in any indemnification agreements with the Company or the Target, as applicable, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for a six (6) year director’s and officers’ liability insurance “tail” policy, covering those Persons who are covered by the Company’s current directors’ and officers’ liability insurance policies with respect to claims that are based upon or arising out of any actual or alleged act, error or omission committed, or allegedly committed, prior to the Effective Time, with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than their current policies; provided, that in no event shall the Company be required to expend for such “tail” policy an aggregate premium in excess of two hundred percent (200%) of the aggregate annual premium currently payable by the Company for its existing directors’ and officers’ liability insurance policies, and if the premium for such “tail” policy would exceed such amount, the Company shall instead obtain a “tail” policy with the greatest coverage available for an aggregate premium not in excess of such amount.

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(c) For a period of six (6) years from the Effective Time, the Company shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided that if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.16 shall be continued in respect of such claim until the final disposition thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.16 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the Company, the Target Shareholder, the Surviving Target and all successors and assigns of the Company and the Surviving Target. In the event that the Company or the Surviving Target or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Target, as the case may be, shall succeed to the obligations set forth in this Section 6.16.

(e) The D&O Indemnitees are express third-party beneficiaries of this Section 6.16.

(f) At the Closing, the Company shall enter into indemnification agreements, containing customary terms and conditions, between the Company and each post-Closing director and officer (collectively, the “Indemnity Agreements”).

6.17 Directors and Officers. At the Effective Time, the Company Board shall consist of not fewer than five (5) directors and not more than seven (7) directors, all of whom shall be designated by the Target, and a majority of whom (and in any event not fewer than three (3)) shall meet the applicable independent director requirements under NASDAQ rules.

6.18 Target Shareholder Approvals. Promptly after the execution of this Agreement, Target Shareholder, as the sole shareholder of Target, will approve and adopt this Agreement and approve the consummation of the Transactions, including the Merger (the “Target Shareholder Approval”) and deliver a copy of the Target Shareholder Approval to the Company.

6.19 Class B Conversion. The Company shall take, and shall use its reasonable best efforts to cause the Company Majority Shareholder to take, all actions necessary to consummate the Class B Conversion on the Closing Date and prior to the Effective Time, including accepting and giving effect to any notice of conversion delivered by the Company Majority Shareholder, issuing the Company Class A Ordinary Shares deliverable upon the Class B Conversion, and updating the Company’s register of members to reflect the Class B Conversion. The Company shall enforce its rights under the Shareholder Voting Agreement with respect to the Class B Conversion and shall not amend, modify or waive any provision thereof relating to the Class B Conversion without the prior written consent of the Target Shareholder. At or immediately prior to the Closing, the Company shall provide the Target Shareholder with a dated conversion notice from the Class B holders along with a copy of the board resolutions from the Company’s board of directors instructing its registered office provider to update the register of members to reflect the Class B Conversion effective as of the Closing Date.

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6.20 Disclosure Schedules. (a) The Parties shall deliver each of their fully completed Disclosure Schedules to the other Parties as soon as reasonably practicable after the date hereof, but in no event later than August 6, 2026 (or such later date prior to the Closing as mutually agreed in writing by the Parties). The other Parties shall have fifteen (15) Business Days to review a Party’s Disclosure Schedule after their receipt thereof and receipt of all documents, agreements and information specified therein or requested by such other Party relating to the matters specified therein (the “Disclosure Schedule Review Period”), and the submitting Party shall, and shall cause its Representatives to, reasonably cooperate with the reviewing Party and its Representatives in their review of the applicable Disclosure Schedule, including providing any access and information as required by Section 6.7(a).

(b) A Party may, prior to the Closing Date deliver to the other Parties, modifications, changes or updates to its Disclosure Schedules in order to disclose or take into account facts, matters, or circumstances which arise or occur between the end of the Disclosure Schedule Review Period and the Closing Date and which, if existing or occurring as of the date hereof, would have been required to be set forth or described in such Disclosure Schedule. No updated information provided to a Party in accordance with this Section 6.20(b) shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement, except for breaches resulting from or arising out of ordinary course of business consistent with past practice, or the actions taken by such Party or its Affiliates that are expressly required or expressly permitted by this Agreement, which in each case such breach will be deemed to be cured.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of the Target, the Target Shareholder, the Company and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Target and the Company) at or prior to the Closing of the following conditions:

(a) the Company Shareholder Approval shall have been obtained;

(b) the Target Shareholder Approval shall have been obtained;

(c) no Governmental Authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the Transactions;

(d) Prior to the Closing Date, and subject to receipt of the required Company Shareholder Approval, the Company shall cause its memorandum and articles of association to be amended and restated in the form attached hereto as Exhibit C (the “A&R Memorandum and Articles of Association”) to be effective as of the Effective Date;

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(e) The Company Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order suspending the effectiveness of the Company Registration Statement or similar Order shall be in effect with respect to the Company Registration Statement;

(f) No Action shall have been commenced by or before any Governmental Authority against either the Company, the Target Shareholder or the Target, seeking to restrain or materially and adversely alter the Transactions which, in the reasonable, good faith determination of the Company and the Target Shareholder, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that this Section 7.1(f) shall not apply if any of the Company, the Target or the Target Shareholder has directly or indirectly solicited or encouraged any such Action.

7.2 Additional Conditions to the Obligations of the Target and the Target Shareholder. The obligation of the Target and the Target Shareholder to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Target or the Target Shareholder) at or prior to the Closing of the following additional conditions:

(a) Merger Sub shall have been incorporated as a Georgia corporation;

(b) The Company and Merger Sub shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(c) All representations and warranties made by the Company and Merger Sub set forth in Article V (other than the representations and warranties referenced in the second sentence of this Section 7.2(c)), shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect or any other similar limitation set forth therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Fundamental Representations made by the Company shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(d) No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing or has not been cured to the reasonable satisfaction of the Target Shareholder;

(e) The Company shall have delivered to the Target the certificate referenced in Section 1.2(b)(i) dated as of the Closing Date signed by an authorized officer of the Company certifying that each of the conditions set forth in Section 7.1(d) and Section 7.2(a), (c), (d), and (f) have been satisfied;

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(f) The Company and Merger Sub shall have executed and delivered the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements thereunder required to be performed by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;

(g) The Company Shareholder Approval shall have been obtained;

(h) The Company Class A Ordinary Shares comprising the Merger Consideration shall have been approved for listing on NASDAQ pursuant to the Listing Application, subject to official notice of issuance;

(i) From the date hereof through the Closing, (i) the Company Class A Ordinary Shares shall have remained listed on NASDAQ and trading therein shall not have been suspended by NASDAQ or the SEC (other than in connection with the Listing Application), (ii) no final decision of the Panel denying the continued listing of the Company Class A Ordinary Shares on NASDAQ shall have been issued, and (iii) either (x) the Panel shall have granted the continued listing of the Company Class A Ordinary Shares on NASDAQ, including pursuant to an exception under Nasdaq Listing Rule 5815(c) the terms and conditions of which are reasonably acceptable to the Target Shareholder, or (y) NASDAQ shall have confirmed in writing that the Company has regained compliance with all applicable continued listing requirements of NASDAQ;

(j) All members of the Company Board and all executive officers of the Company shall have executed and delivered written resignation letters effective as of the Effective Time, and the directors designated by the Target shall have been appointed to the board of directors of the Company, effective as of the Closing; and

(k) The Class B Conversion shall have been consummated on the Closing Date and prior to the Effective Time, in accordance with the memorandum and articles of association of the Company as then in effect and the Shareholder Voting Agreement, and, as of immediately prior to the Effective Time, no Company Class B Ordinary Shares shall be issued or outstanding.

7.3 Additional Conditions to the Obligations of the Company and Merger Sub. The obligation of the Company and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following additional conditions:

(a) The Target and the Target Shareholder shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

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(b) Other than the Fundamental Representations, the representations and warranties of the Target set forth in Article IV and the Target Shareholder set forth in Article III, shall be true and correct (without giving effect to any limitation as to materiality or Target Material Adverse Effect or any other similar limitation set forth therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Target Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(c) No Target Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing or has not been cured to the reasonable satisfaction of the Company;

(d) The Target shall have delivered to the Company the certificate referenced in Section 1.2(a)(i) dated as of the Closing Date signed by an authorized officer of the Target certifying that each of the conditions set forth in Section 7.3(a), (b), (c) and (e), as they pertain to the Target, have been satisfied;

(e) The Target Shareholder shall have delivered to the Company the certificate referenced in Section 1.2(a)(i) dated as of the Closing Date signed by an authorized officer of the Target Shareholder certifying that each of the conditions set forth in Section 7.3(a), (b), (c) and (e), as they pertain to the Target Shareholder, have been satisfied; and

(f) The Target and the Target Shareholder shall have executed and delivered each of the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements to be performed thereunder by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.

Article VIII

NO SURVIVAL

8.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 8.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to fraud.

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Article IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by mutual written agreement of the Target Shareholder and the Company;

(b) by written notice from the Target Shareholder or the Company, if the Closing shall not have occurred on or prior to December 2, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;

(c) by written notice from the Target Shareholder or the Company, if any Law or Order shall have been promulgated, entered, enforced, enacted or issued and in effect or shall have been deemed to be applicable to the Merger or the other Transactions, by any Governmental Authority of competent jurisdiction that permanently prohibits, restrains or makes illegal the consummation of the Merger or the other Transactions, and such Law or Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or any of the Transaction Documents is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law or Order;

(d) by the Company upon written notice to the Target Shareholder, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Target or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement or if the Company objects to any material adverse information in the contents of any document referred to in the Target Shareholder or the Target Disclosure Schedules and the Parties cannot agree within thirty (30) days after the Disclosure Review Period on mutually satisfactory modifications to this Agreement to address the Company’s objections, such that the conditions specified in Section 7.3(a) or Section 7.3(b) would not be satisfied at the Closing, and which, with respect to any such breach that is capable of being cured, is not cured by the Target or Target Shareholder by thirty (30) days after receipt of written notice thereof; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Company or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) ;

(e) by the Target Shareholder upon written notice to the Company, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Merger Sub or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement or if the Target or the Target Shareholder objects to any material adverse information in the contents of any document referred to in the Company Disclosure Schedule and the Parties cannot agree within thirty (30) days after the Disclosure Schedule Review Period on mutually satisfactory modifications to this Agreement to address the Target or the Target Shareholder’s objections, such that the conditions specified in Section 7.2(a) or Section 7.2(b) would not be satisfied at the Closing, and which, with respect to any such breach that is capable of being cured, is not cured by the Company thirty (30) days after receipt of written notice thereof; provided, that the Target Shareholder shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Target is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b); and

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(f) by any Party, upon written notice to the other Parties, if (i) a NASDAQ hearing panel issues a final decision denying the continued listing of the Company Class A Ordinary Shares on NASDAQ, (ii) trading in the Company Class A Ordinary Shares is suspended by NASDAQ or the SEC, or the Company Class A Ordinary Shares are delisted from NASDAQ, or (iii) any exception granted by a NASDAQ hearing panel pursuant to Nasdaq Listing Rule 5815(c) expires or is terminated without the Company having regained compliance with all applicable continued listing requirements of NASDAQ; provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if the failure of such Party to perform its obligations under this Agreement has been the primary cause of the occurrence of any event described in the foregoing clauses (i) through (iii).

(g) by written notice from either the Target Shareholder or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (including, in each case, any adjournment or postponement thereof) at which a vote on the applicable proposals constituting the Company Shareholder Approval was taken; provided, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to the Company if the Company has not complied in all material respects with its obligations under Section 6.5.

9.2 Effect of Termination . In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, that no such termination shall relieve any Party of any liability or damages resulting from Fraud Claims; provided, further, that this Section 9.2, Section 9.3 and Article X hereof shall survive any termination of this Agreement.

9.3 Fees and Expenses. Except as otherwise explicitly provided in this Agreement, Transaction Expenses incurred by the Parties shall be borne by the Party incurring such expense; provided, that the following costs (collectively, the “Shared Costs”) shall be borne fifty percent (50%) by the Company and fifty percent (50%) by the Target Shareholder: (i) all filing fees payable to the SEC in connection with the Company Registration Statement; (ii) all fees payable to NASDAQ in connection with the Listing Application and the continued listing of the Company Class A Ordinary Shares; (iii) all filing fees payable to Governmental Authorities in connection with any regulatory filings required in connection with the Transactions; and (iv) all printing, EDGARization and mailing costs relating to the Company Registration Statement and the Company Shareholders Meeting.

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Article X

MISCELLANEOUS

10.1 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of Law provision or rule. The Parties hereby (a) submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement brought by any Party; (b) agrees that service of process will be validly effected by sending notice in accordance with Section10.2; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE (AND SHALL CAUSE THEIR SUBSIDIARIES AND AFFILIATES TO WAIVE) THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE TRANSACTIONS, ANY TRANSACTION DOCUMENT, OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.1. NO PARTY OR REPRESENTATIVE OF ANY PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.1 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

10.2 Notices. Except as otherwise expressly provided herein, any notice, consent, waiver and other communication hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Target, to:

Enchem America, Inc.

648 Highway 334

Commerce, GA 30530

Attention:	Junk Kang Oh
Email	enchem@enchem.kr

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with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attention:	Richard Anslow, Esq.
Jonathan Deblinger, Esq.
Matthew Gray, Esq.
Telephone:	212-370-1300
Email:	Ranslow@egsllp.com
JDeblinger@egsllp.com
MGray@egsllp.com

if to the Target Shareholder, to:

Enchem Co. Ltd.

Choongchung Namdo, Cheonan Si, Dongnam Gu

Poongsae Myun Poongsae San Dan 5 Ro 17

South Korea

Attention:	Junk Kang Oh
Email	enchem@enchem.kr

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attention:	Richard Anslow, Esq.
Jonathan Deblinger, Esq.
Matthew Gray, Esq.
Telephone:	212-370-1300
Email:	Ranslow@egsllp.com

JDeblinger@egsllp.com

MGray@egsllp.com

if to the Company, to:

GrowHub Ltd.

1 Paya Lebar Link 4th Floor

Paya Lebar Quarter One

Singapore 408533

Attention:	Chit Wen POH, Chief Financial Officer
Email:	chitwen.poh@thegrowhub.co

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with, prior to the Closing, a copy (which shall not constitute notice) to:

The Crone Law Group

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attention:	Tammara Fort
Samara Thomas
Email:	tfort@cronelawgroup.com
sthomas@cronelawgroup.com

10.3 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

10.4 Entire Agreement. This Agreement (including the Exhibits, the Disclosure Schedules, and Schedules hereto) and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter.

10.5 Amendments and Waivers.

(a) Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto and any of the terms or conditions of this Agreement or (without limiting this Section 10.5) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner (but not necessarily by the same Persons) as this Agreement, and which makes reference to this Agreement.

10.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Company and the Target and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.7 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party, except as provided in Section 6.16, which is intended to be for the benefit of, and shall be enforceable by, the D&O Indemnitees.

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10.8 Specific Performance.

(a) The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of them hereunder to consummate the Transactions) or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief, each without proof of damages prior to the valid termination of this Agreement in accordance with Section 9.1, to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 9.1, damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.

(b) The Parties further agree that (i) by seeking the remedies provided for in this Section 10.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 10.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.8 before exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.8 or anything contained in this Section 10.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or to pursue any other remedies under this Agreement that may be available then or thereafter; (iii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement; and (iv) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.9 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

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10.10 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

10.11 Construction of Certain Terms and References; Captions. Unless the context of this Agreement otherwise requires:

(a) The terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs;

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;”

(d) Any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule;

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement;

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day;

(g) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day;

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(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires;

(i) All monetary figures shall be in United States dollars unless otherwise specified; and

(j) The phrases “furnished,” “provided,” “delivered” or “made available” to a Party, or similar formulations, when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered directly to a Party’s legal counsel or financial advisors prior to such time or available to such Party (without material redactions) in the electronic data room hosted by the providing Party in connection with the Transactions or (ii) are the Company SEC Filings and have been made publicly available on the SEC’s EDGAR website by the Company and, in each of clause (i) and (ii), not later than forty-eight (48) hours prior to the execution of this Agreement (and continuously available to such Party and its legal counsel and financial advisors through the date hereof).

10.12 Disclosure Schedules. The Target Disclosure Schedule, the Target Shareholder Disclosure Schedule and the Company Disclosure Schedule (each, a “Disclosure Schedule” and, collectively, the “Disclosure Schedules”) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Target Disclosure Schedule, the Target Shareholder Disclosure Schedule and the Company Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in any Disclosure Schedule shall not be deemed to constitute in itself an acknowledgment that such information is required to be disclosed in connection with this Agreement, nor shall such information be deemed to establish a standard of materiality.

Article XI

DEFINITIONS

11.1 Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, mediation or any subpoena (including any formal request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

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“Balance Sheet Date” means December 31, 2025.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Delaware, Georgia or the Cayman Islands are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar Orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in Delaware, Georgia and Cayman Islands are generally open for use by customers on such day.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid Treasury Regulation promulgated thereunder.

“Company Class A Ordinary Shares” means the class A ordinary shares with par value of $0.0005 each of the Company.

“Company Class B Ordinary Shares” means the class B ordinary shares with par value of $0.0005 each of the Company.

“Company Disclosure Schedule” means the Disclosure Schedule delivered by Company to the Target on the date hereof and identified as such.

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“Company Material Adverse Effect” means any Effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other Effects, a material adverse effect on the business, properties, assets, liabilities, or financial condition of the Company or Merger Sub, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect for purposes of this clause (a): (i) any general changes in the financial or securities markets or general economic or regulatory conditions, (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (ii) any changes, conditions or effects that generally affect the industries in which the Company principally operates; (iii) changes in applicable Law or GAAP or, in each case, authoritative interpretations thereof; (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events or other comparable events, or any worsening thereof; (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, or (vi) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures following the date hereof) (vii) any failure in and of itself by the Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (viii) any changes directly resulting from the execution of this Agreement or the Transaction Documents or the announcement or the pendency of the Transactions but not the consummation of the Transactions contemplated hereunder, including actions of suppliers, landlords, distributors, partners or Governmental Authorities (provided, that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the announcement or the pendency of the Merger), (ix) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of the Target Group and in accordance with such request or direction; provided, that in the case of any change referred to in clauses (i) - (vi) immediately above there shall be no Company Material Adverse Effect unless such Effect disproportionately impacts the Company compared to other participants in the industries in which the Company conducts the Business, in which case the incremental disproportionate impact thereof shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has, or would reasonably be expected to, individually or in the aggregate, impair or delay the ability of the Company to timely perform its obligations hereunder, or to consummate the Transactions on a timely basis, including the Merger, or prevent it from performing such obligations or consummating the Transactions.

“Company Ordinary Shares” means the Company Class A Ordinary Shares and the Company Class B Ordinary Shares, collectively.

“Company Registration Statement” means a new registration statement on Form F-1 to be filed by the Company with the SEC after the date of this Agreement (as amended and supplemented from time to time), and not an amendment to any registration statement of the Company on file with the SEC on or prior to the date of this Agreement, to effect the registration under the Securities Act of the offer and sale by the Company of Company Class A Ordinary Shares in the Registered Offering.

“Company Shareholders” means holders of Company Ordinary Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

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“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), excluding any Benefit Plan.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing: (a) any other Person owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; and (c) a Person shall be deemed to Control a spouse, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of such Person or a trust for the benefit of such Person or of which such Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

“Effect” means any change, circumstance, fact, event, development, condition, occurrence, or effect.

“Entity” means any Person that is a legal entity; provided, that when used in reference to Company, “Entity” means the Company together with its Subsidiaries, taken as a whole.

“Environmental Law” means any Law relating to (a) pollution or protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, sediments, drinking water), natural resources, or human health and safety (to the extent related to exposure to Hazardous Materials or hazardous conditions) or (b) the exposure to, or the use, registration, management, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release, threatened Release, investigation, remediation, or disposal of Hazardous Materials.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

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“Existing Credit Facility” means the asset-based working capital facility between the Target and Bank of Hope, together with the related security agreement, any deposit account control agreement and the other loan documents related thereto, in each case as in effect on the date hereof.

“Fraud Claim” means any claim based upon actual and knowing common law fraud under Delaware law (and not, for the avoidance of doubt, any claim based upon constructive fraud, equitable fraud, negligent or reckless misrepresentation or any similar theory), committed in the making of the representations and warranties set forth in Article III, Article IV or Article V, as applicable, as qualified by the schedules.

“Fully-Diluted Shares” means, as of immediately following the Closing (after giving effect to the Company Reverse Stock Splits, the Class B Conversion, the issuance of the Merger Consideration and the issuance of any Company Class A Ordinary Shares in the Registered Offering), the sum, without duplication, of (a) all Company Class A Ordinary Shares issued and outstanding; (b) all Company Class A Ordinary Shares issuable upon the exercise, conversion, exchange or settlement of any option, warrant, convertible or exchangeable security, phantom equity, restricted share unit or other right or commitment to acquire Company Class A Ordinary Shares, in each case whether or not then vested, exercisable, convertible or exchangeable; and (c) all Company Class A Ordinary Shares reserved, authorized or otherwise available for issuance under any equity incentive plan, share purchase plan or similar plan or arrangement of the Company or any of its Subsidiaries, whether or not any award has been issued or granted thereunder.

“Fundamental Representations” means, (a) with respect to the Target Shareholder, the representations and warranties contained in Sections 3.1 (Organization of the Target Shareholder), 3.2 (Due Authorization), and 3.6 (Brokers’ Fees), (b) with respect to the Target Group, the representations and warranties contained in Sections 4.1 (Organization of the Target), 4.2 (Due Authorization), 4.3 (Capitalization) and 4.28 (Brokers’ Fees), and (c) with respect to the Company and Merger Sub, Sections 5.1 (Organization of the Company and Merger Sub), 5.2 (Due Authorization), 5.3 (Authorized Share Capital and Other Matters), and 5.15 (Brokers’ Fees).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association (in each case, as amended, restated, amended and restated or otherwise modified from time to time).

“Governmental Authority” means any United States or foreign federal, national, state, county, municipal, provincial, or local, or any transnational or supranational, government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to any such government or political subdivision thereof, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.

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“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, standards of care, or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all Indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other Indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with U.S. GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intangible rights recognized as protectable intellectual property under the Laws of any country.

“Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person that is an Entity.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Knowledge” or any other similar knowledge qualification, means (a) with respect to the Target Group, the actual or constructive knowledge of the persons set forth in Schedule 11.1 of the Target Disclosure Schedule, and (b) with respect to the Company, the actual or constructive knowledge of the persons set forth in Schedule 11.1.

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“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, writ, injunction, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP or other applicable accounting standards), including Tax liabilities due, except Transaction Expenses.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, of any kind or nature whatsoever, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, and any agreement to create any of the foregoing.

“Merger Consideration” means 142,848,176 shares of Company Class A Ordinary Shares, or such greater number of Company Class A Ordinary Shares as shall constitute eighty-five percent (85%) of the Fully-Diluted Shares. For the avoidance of doubt, as of immediately following the Closing and after giving effect to the Class B Conversion, the Company Class A Ordinary Shares shall constitute the only class of shares of the Company that is issued or outstanding, and no share of any other class or series of the Company shall be issued, outstanding or issuable.

“Merger Sub Shares” means the shares of common stock of the Merger Sub.

“NASDAQ” means The Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, or judicial award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign permits, grants, easements, Consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, or registrations of any Governmental Authority.

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“Permitted Liens” means (a) requirements and restrictions of zoning, licensing, permitting, building and other similar land-use Laws which are not violated by the present use or occupancy of the real property subject thereto; (b) Liens for Taxes or mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business consistent with past practice and with respect to any amounts, in each case (i) not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or pledges or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; (d) liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice to the extent not subject to any default; (e) pledges or deposits to secure public or statutory obligations unrelated to any default or violation of any Law; (f) with respect to any leased real property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein and (ii) any Liens encumbering the underlying fee title of such leased real property and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, such real property in the ordinary course operation of the Business as currently conducted thereon; (g) reversionary rights in favor of landlords under any real property leases with respect to any of the buildings or other improvements owned by the Target Group; (h) purchase money Liens and Liens securing rental payments under capital lease agreements; (i) Liens arising under or created by this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts); (j) with respect to the Target Owned Real Property, easements, rights-of-way, covenants, conditions, restrictions and other similar matters of record that do not, individually or in the aggregate, materially impair the continued use, occupancy or value of the Target Owned Real Property in the operation of the Business as currently conducted; and (k) Liens securing the Existing Credit Facility, including Liens on after-acquired assets arising under the terms of the documentation therefor as in effect on the date hereof, and Liens granted in connection with any refinancing, replacement or substitution thereof permitted under Section 6.2.

“Person” means any individual, state, trust or trustee on behalf of a trust, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or Entity of any kind.

“Personal Information” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information in any form or media that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected information” or similar term under any and all similar and applicable Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

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“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Proceeding” means any suit, proceeding, complaint, claim, charge, hearing, labor dispute or investigation before or by a Governmental Authority or an arbitrator.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

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“Target Common Stock” means the common stock, par value $10.00 per share, of the Target.

“Target Disclosure Schedule” means the Disclosure Schedule delivered by the Target to Company on the date hereof and identified as such.

“Target Group Assets” means all rights, title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), which constitute all of the interests in real and tangible personal property owned, leased or licensed by a Target Group member and are required for the continued operation of the Business as currently conducted, wherever located, of every kind, character and description, whether real, personal, or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person, which includes the Target Registered IP and Target IP.

“Target Material Adverse Effect” means, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate with any other Effects, a material adverse effect upon the Business, properties, assets, Liabilities, results of operations, or financial condition of the Target Group, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a Target Material Adverse Effect or purposes of this clause (a): (i) any general changes in the financial or securities markets or general economic or regulatory conditions, (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (ii) any changes, conditions or effects that generally affect the industries in which the Target Group principally operates; (iii) changes in applicable Law or U.S. GAAP or, in each case, authoritative interpretations thereof; (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events or other comparable events, or any worsening thereof; (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, or (vi) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures following the date hereof) (vii) any failure in and of itself by the Target Group to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (viii) any changes directly resulting from the execution of this Agreement or the Transaction Documents or the announcement or the pendency of the Transactions but not the consummation of the Transactions contemplated hereunder, including actions of suppliers, landlords, distributors, partners or Governmental Authorities (provided, that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the announcement or the pendency of the Merger), (ix) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of the Company and in accordance with such request or direction; provided, that in the case of any change referred to in clauses (i) - (vi) immediately above, there shall be no Target Material Adverse Effect unless such Effect disproportionately impacts the a member of the Target Group compared to other participants in the industries in which the Target Group conducts the Business, in which case the incremental disproportionate impact thereof shall be taken into account in determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has, or would reasonably be expected to, individually or in the aggregate, impair or delay the ability of the Target Group to timely perform its obligations hereunder, or to consummate the Transactions on a timely basis, including the Merger, or prevent it from performing such obligations or consummating the Transactions.

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“Tax” or “Taxes” means any and all federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever imposed by a Governmental Authority in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Return” means any return, declaration, report, claim for refund, information return, or similar documents, and any amendment thereto, (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including but not limited to the Registration Rights Agreement, the Lock-up Agreement and the Indemnity Agreements.

“Transaction Expenses” means, with regard to a Party, all fees and expenses of any of such Party incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable for director’s and officers’ liability insurance “tail” policies, or to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of such Party, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Group member at or after the Closing pursuant to any agreement to which any Target Group member is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the Company, Merger Sub or the Target in connection with the Transactions.

“Transfer Agent” means Transhare Corporation.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“U.S.” or “United States” means and refers to the United States of America.

“U.S GAAP” means generally accepted accounting principles as in effect in the United States of America.

Cross References

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
A&R Memorandum and Articles of Association	Section 7.1(d)
Agreement	Preamble
Audited Target Financials	Section 6.13(a)
Business	Recitals
Certificate of Merger	Section 2.1
Class B Conversion	Recitals
Closing	Section 1.1
Closing Date	Section 1.1
Company	Preamble
Company Board	Section 5.7
Company Board Recommendation	Section 6.5
Company Financial Statements	Section 5.7(c)
Company IP	Section 5.12(a)

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Term	Section
Company Leased Properties	Section 5.11(b)
Company Majority Shareholder	Preamble
Company Material Contract	Section 5.22
Company Real Property Leases	Section 5.11(b)
Company Registered IP	Section 5.12(a)
Company Related Person	Section 5.23
Company Reverse Stock Splits	Recitals
Company SEC Filings	Section 5.16
Company Securities	Section 5.3(a)
Company Shareholder Approval	Section 6.5
Company Shareholders Meeting	Section 6.5
Company Transaction Meeting	Section 6.5
D&O Indemnitees	Section 6.16
Disclosure Schedules	Section 10.12
Disclosure Schedule Review Period	Section 6.20
Effective Time	Section 2.1
Environmental Permits	Section 4.23(a)
GBCC	Section 1.2(c)
Indemnity Agreements	Section 6.16
Intended Tax Treatment	Section 2.4
Interim Period	Section 6.1(a)
JOBS Act	Section 5.7(a)
Listing Application	Section 6.11
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Sub	Preamble
OFAC	Section 5.24
Outside Date	Section 9.1(b)
Panel	Section 6.13
Party	Preamble
Registered Offering	Section 6.14
Registration Rights Agreement	Recitals
Related Person	Section 4.24
Remedies Exception	Section 3.2
SEC	Section 4.10(a)
Shared Costs	Section 9.3
Subsequent Unaudited Financial Statements	Section 6.13(a)
Surviving Target	Section 2.1
Target	Preamble
Target Benefit Plan	Section 4.22(a)
Target Financials	Section 4.10(a)
Target Group	Section 4.1
Target IP	Section 4.16(a)
Target IP Licenses	Section 4.15(a)(xiv)
Target Leased Properties	Section 4.18(b)
Target Owned Real Property	Section 4.18(a)
Target Permits	Section 4.14
Target Personal Property Leases	Section 4.19
Target Real Property Leases	Section 4.18(b)
Target Registered IP	Section 4.16(a)
Target Shareholder	Preamble
Target Shareholder Approval	Section 6.18
Top Customers	Section 4.26
Top Suppliers	Section 4.26
Shareholder Voting Agreement	Recitals

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE GROWHUB LIMITED

By:	/s/ Chan Choon Yew Lester
Name:	Chan Choon Yew Lester
Title:	Chief Executive Officer

ENCHEM CO., LTD

By:	/s/ Jung Kang Oh
Name:	Jung Kang Oh
Title:	Chief Executive Officer

ENCHEM AMERICA, INC.

By:	/s/ Jung Kang Oh
Name:	Jung Kang Oh
Title:	Chief Executive Officer

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Exhibit A

Form of Shareholder Voting Agreement

Exhibit B

Form of

Certificate of Merger

Exhibit C

Form of Company A&R Memorandum and Articles of Association

Schedule 11.1

Knowledge Persons